As filed with the Securities and Exchange Commission on July 28, 2010

Registration No. 333-163937

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-1
ON FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ZOO ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

7372
(Primary Standard Industrial Classification Code Number)

71-1033391
(I.R.S. Employer Identification No.)

3805 Edwards Road, Suite 400, Cincinnati, Ohio 45209
(513) 824-8297

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Approximate date of commencement of proposed sale to the public: From time to time after the date this registration statement becomes effective.

Mark Seremet, President and Chief Executive Officer
ZOO ENTERTAINMENT, INC.
3805 Edwards Road, Suite 400, Cincinnati, Ohio 45209
(513) 824-8297

(Name, Address and Telephone Number of Agent for Service)

With copies to:
Kenneth Koch, Esq.
MINTZ LEVIN COHN FERRIS GLOVSKY AND POPEO, P.C.
Chrysler Center, 666 Third Avenue, New York, New York 10017
(212) 935-3000

If the only securities on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated Filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Explanatory Note

On December 22, 2009, the registrant filed a registration statement with the Securities and Exchange Commission (the “Commission”) on Form S-1 (Registration No. 333-163937), which was declared effective by the Commission on June 30, 2010 (as amended, the “Form S-1”), to register for resale by the selling stockholders named in the prospectus up to 1,569,204 shares of the registrant’s common stock, $0.001 par value.

This Post-Effective Amendment No. 1 to Form S-1 on Form S-3 is being filed by the registrant to convert the Form S-1 into a registration statement on Form S-3, and contains an updated prospectus relating to the offering and sale of the shares that were registered for resale on the Form S-1.

All filing fees payable in connection with the registration of the shares of the common stock covered by the Form S-1 were paid by the registrant at the time of the initial filing of the Form S-1.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated July 28, 2010

PROSPECTUS

ZOO ENTERTAINMENT, INC.
1,569,204 Shares of Common Stock

This Prospectus relates to the resale of up to 1,569,204 shares of our common stock to be offered by the selling stockholders identified herein. Of these shares, (i) 536,140 represent currently issued shares of our common stock to be offered for resale by selling stockholders, which were issued upon conversion of 321,684 shares of Series A Convertible Preferred Stock (“Series A Preferred Stock”) issued to our lead investors in connection with the financings that closed on November 20, 2009 and December 16, 2009 (collectively, the “Financing”), (ii) 1,029,971 represent currently unissued shares of our common stock to be offered for resale by selling stockholders following issuance upon the exercise of outstanding common stock purchase warrants issued to our lead investors in the Financing, and to Solutions 2 Go, Inc. in consideration of making certain payments to us in advance of purchasing certain products from us and (iii) 3,093 represent shares of our common stock to be offered for resale by selling stockholders, which were issued in connection with that certain Mutual Settlement, Release and Waiver Agreement, as amended.

For a list of the selling stockholders, please refer to the section entitled “Selling Stockholders” of this Prospectus. The shares may be offered from time to time by the selling stockholders. All expenses of the registration incurred in connection herewith are being borne by us, but any brokers’ or underwriters’ fees or commissions will be borne by the selling stockholders. We will not receive any proceeds from the sale of the shares by the selling stockholders. However, we may receive the exercise price of any common stock we sell to selling stockholders upon exercise of the warrants.

The selling stockholders have not advised us of any specific plans for the distribution of the shares covered by this Prospectus, but it is anticipated that such shares will be sold from time to time primarily in transactions, which may include block transactions, on any stock exchange, market or trading facility on which our common stock is then traded at the market price then prevailing, although sales may also be made in negotiated transactions or otherwise. The selling stockholders and the brokers and dealers through whom sale of their shares may be made may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and their commissions or discounts and other compensation may be regarded as underwriters’ compensation. See the “Plan of Distribution” section of this Prospectus.

Our common stock trades under the symbol “ZOOG” on the NASDAQ Capital Market. The closing price on the NASDAQ Capital Market on July 27, 2010, the last day any shares of our common stock were reported to have traded, was $5.69 per share.

Our principal executive offices are located at 3805 Edwards Road, Suite 400, Cincinnati, Ohio 45209, and our telephone number at such address is (513) 824-8297.

YOU SHOULD CONSIDER CAREFULLY THE RISKS ASSOCIATED WITH INVESTING IN OUR COMMON STOCK. BEFORE MAKING AN INVESTMENT, PLEASE READ THE “RISK FACTORS” SECTION OF THIS PROSPECTUS, WHICH BEGINS ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS [___], 2010.

TABLE OF CONTENTS

You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with information different from or in addition to that contained in this Prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of the common stock. Our business, financial conditions, results of operations and prospects may have changed since that date.

Persons outside the United States who come into possession of this Prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this Prospectus outside of the United States.

PROSPECTUS SUMMARY

The following is only a summary. You should read this entire Prospectus, especially the section entitled “Risk Factors” starting on page 4, and our current public information, including the financial statements and the other documents to which we may refer you as described under the caption “Where You Can Find Additional Information” on the inside back cover of this Prospectus, before deciding whether to purchase the common stock offered in this Prospectus.  Unless the context otherwise indicates, the use of the terms “we,” “our” or “us” collectively refer to Zoo Entertainment, Inc. (“ZOO” or the “Company”) and its operating subsidiaries, Zoo Games, Inc. (“Zoo Games”) and Zoo Publishing, Inc. (“Zoo Publishing”).

The Company

We are a developer, publisher, and distributor of interactive entertainment software targeting family-oriented mass-market consumers with retail prices ranging from $9.99 to $49.99 per title. Unlike most video game companies, we typically conceive of game concepts internally and then utilize external development teams and resources to develop the software products. Our entertainment software is developed for use on major consoles, handheld gaming devices, personal computers, and mobile smart-phone devices. We currently develop and/or publish video games that operate on platforms including Nintendo’s Wii, DS, and Game Boy Advance, Sony’s PlayStation Portable (“PSP”), PlayStation 2 (“PS2”), and PlayStation 3 (“PS3”), Microsoft’s Xbox 360 and Apple’s iPhone. We also develop and seek to sell downloadable games for emerging “connected services” including Microsoft’s Xbox Live Arcade, Sony’s PlayStation 3 Network, Nintendo’s Dsiware, Facebook, and for use on personal computers (“PCs”). In addition, we operate our website indiePub Games, www.indiepubgames.com, for independent software developers to compete for prizes and publishing contracts. indiePub Games is also a destination site for gaming enthusiasts to play free games, vote in contests, and participate in the development of innovative entertainment software.

Our current video game titles and overall business strategy target family-oriented, mass-market consumers. Rather than depending on a relatively limited number of “blockbuster” titles to generate our revenue, we focus on delivering a consistent portfolio and broad stream of strong titles at compelling values. In some instances, these titles are based on licenses of well-known properties such as Jeep, Hello Kitty, Shawn Johnson, and Remington, and in other cases, based on our original intellectual property. Our games span a diverse range of categories, including sports, family, racing, game-show, strategy and action-adventure, among others. In addition, we develop video game titles that are bundled with unique accessories such as fishing rods, bows, steering wheels, and guns, which help to differentiate our products and provide additional value to our target demographic. Our focus is to create more product and value for our customer while simultaneously putting downward pressure on our development expenditures and time to market.

For the fiscal year ended December 31, 2009, we generated revenues of $48.7 million compared to $36.3 million in the fiscal year ended December 31, 2008, representing a growth rate of approximately 34%. For the quarter ended March 31, 2010, we generated revenues of $17.1 million compared to $13.9 million in the quarter ended March 31, 2009, representing a growth rate of approximately 23%.

Recent Developments

On July 12, 2010, we consummated an underwritten public offering of 1,600,000 shares of common stock, at a price of $6.00 per share (before underwriting discounts and commissions), which resulted in gross proceeds of $9,600,000 to the Company. In connection with the consummation of the public offering, our shares of common stock began trading on the NASDAQ Capital Market on July 7, 2010.

Roth Capital Partners, LLC acted as lead underwriter and ThinkEquity LLC acted as co-underwriter for the offering.  In connection with the public offering, we granted the underwriters a 30-day option to purchase up to an additional 240,000 shares of common stock at the public offering price of $6.00 per share to cover over-allotments, if any.

We intend to use the net proceeds from the offering for development of  www.indiepubgames.com and other digital initiatives, repayment of the Solutions 2 Go advance and other general corporate purposes.

Industry Overview

The interactive entertainment industry is mainly comprised of video game hardware platforms, video game software titles and peripherals. Within this industry, combined sales of hardware, software and game peripherals, were $19.6 billion within the U.S. market in 2009 as reported by an independent research firm, NPD Group. Of that total, hardware sales were $7.1 billion, software sales totaled $9.9 billion, and peripheral accessory sales decreased slightly to $2.5 billion. The industry, which started in the 1970’s and 1980’s with titles such as Pong and Pac-Man, continues to expand into new market opportunities while the industry overall is expected to reach $48.9 billion by 2011 with software revenues alone projected to reach $22.3 billion according to Gamasutra, an online publication for video game developers. The industry is expected to grow at an average yearly rate of 6.2% through 2013, according to Gamasutra. More than half of all Americans claim to play personal computer and video games, according to the Entertainment Software Association, an independent association serving video game publishers. According to the New York Times, the average video game player is 33 years old and has been playing for nearly 12 years.

The introductions of new gaming platforms such as the PS3, Xbox 360, Wii and the Internet have created additional opportunities for overall market growth. Throughout the world, consumers are spending significant time and money playing video games that range from the traditional console titles, to “massively multiplayer” online role-playing games (“MMOs”), to hand-held cell phone games. The online gaming experience has expanded both the audience and the revenue opportunities for games, offering at one end of the spectrum new types of games for more casual gamers and, at the other end, large-scale subscription multi-player experiences for more sophisticated gamers.

The interactive entertainment software market is composed of two primary markets. The first is the console systems market, which is comprised of software created for dedicated game consoles that use a television as a display. The most recently released console systems include Sony’s PS3, Microsoft’s Xbox 360, and Nintendo’s Wii. The second primary market is software created for use on PCs. In addition to these primary markets, additional viable markets exist for the Internet and mobile/handheld systems (iPhone/iPod, mobile phones, Sony’s PSP, Nintendo’s DS). Additionally, internet-based gaming on social networks (“social gaming”) has dramatically increased over the past two years and continues to grow rapidly. Social networks such as Facebook are continually innovating new methods and channels for users to play games while connecting and sharing with each other.

We believe that the overall growth trends within the interactive entertainment software industry are strong and the content is becoming more broadly appealing, allowing the industry to continue to capture the younger consumer while retaining the older player with content that is more relevant to them. In addition, we expect that the global popularity of video games, coupled with the growing base of available markets, will permit us to grow revenues and profits.

Strategy

Our objective is to become a leading provider of casual entertainment software through traditional video game distribution channels, as well as to become a leader in the emerging digital distribution of casual content.

Retail

We view our retail operations as our core business which provides enormous exposure and generates cash flows allowing us to explore our digital strategy. We plan to grow and develop our extensive catalog of games, which currently exceeds 100 different titles. Some tactical initiatives to grow our business through retail channels include the following:

•
Leverage Our Management Team’s Relationships to Increase Distribution of Our Products: Our executive team includes the founders and former operators of Take Two Interactive Software, Jack of All Games and Paragon Software. Collectively, the management team has over 75 years of experience growing and operating video game companies and has deep and long-lasting relationships with many of the leading video game retailers.

•
Create Value Through Innovation: We believe that by fostering and promoting innovative gaming ideas, we can deliver additional value to our customers while also increasing our revenue. Our accessory-bundled game titles such as “Deer Drive” and “Mathews Bow Hunting” are a few example of how we can increase the average selling price per title by including a functional accessory as part of the game.

•
Exploit Current Catalog and Grow Number and Diversity of New Titles: Our current catalog includes approximately 100 different titles addressing a variety of segments including sports, family, racing, game-show, strategy and action-adventure.

•
Partner with World-Class Brands: We anticipate selectively growing the number of licensing deals we currently have as sell-through rates with branded and celebrity-endorsed gaming titles are typically higher than original intellectual property.

•
Improve Profitability By Bringing Distribution In-House: Historically, a significant portion of our retail products have been distributed by third party distributors. The distribution agreement with our domestic distributor has recently expired, giving us the opportunity to sell our products directly to retailers.

Digital

We have a full end-to-end digital distribution strategy. We recently launched the indiePub Games community and competition website where independent developers compete for cash prizes and the opportunity to be published by us across all platforms (consoles, online and/or mobile). Consumers have access to hundreds of free games and can vote on their favorites to help determine which games we develop for broader distribution across multiple channels. This model of user-generated intellectual property and crowd-sourced game ideas not only lowers the cost of game development and publication, but also allows for valuable pre-production consumer testing and feedback.

We will also seek to create and sell downloadable games for emerging digital connected services including Microsoft’s Xbox Live Arcade, Sony’s PlayStation 3 Network, Nintendo’s Virtual Console, and for use on PCs.

Some tactical initiatives to grow our business through digital channels include the following:

•
Leverage the indiePub Games’ Platform for Content and Distribution: We plan to increase the utilization of indiePub Games for content generation from users and for distribution of our games. We believe indiePub Games will become a more important part of our business as we build out the platform.

•
Utilize Digital Distribution to Lower Variable Costs and Reduce Inventory Risk: As we expand our digital distribution capabilities, we foresee our inventory risk decreasing along with the costs associated with having a physical inventory of games. By offering games via download, we eliminate a significant number of variable costs associated with the physical manufacturing and distribution of our console games.

Company History

We were originally incorporated in the State of Nevada on February 13, 2003 under the name Driftwood Ventures, Inc. On December 20, 2007, through a merger, the Company reincorporated in the State of Delaware as a public shell company with no operations. We commenced operations in our current line of business in March 2007. On September 12, 2008, our wholly-owned subsidiary, DFTW Merger Sub, Inc., merged with and into Zoo Games, with Zoo Games surviving the merger and becoming a wholly-owned subsidiary of the Company (the “Merger”). In connection with the Merger, the outstanding shares of common stock of Zoo Games were exchanged for shares of common stock of the Company. As a result thereof, the historical and current business operations of Zoo Games now comprise our principal business operations. On December 3, 2008, the Company changed its name to “Zoo Entertainment, Inc.”

Our principal executive offices are located at 3805 Edwards Road, Suite 400 Cincinnati, OH 45209 and our telephone number is (513) 824-8297. Our website address is www.zoogamesinc.com. We have not incorporated by reference in the Prospectus the information on, or accessible through, our website.

The Offering

Securities Offered
1,569,204 shares of our common stock to be offered by the selling stockholders, of which  (i) 536,140 represent currently issued shares of our common stock to be offered for resale by selling stockholders that were issued to our lead investors in connection with the financings that closed on each of November 20, 2009 and December 16, 2009 (collectively, the “Financing”), (ii) 1,029,971 represent currently unissued shares of our common stock to be offered for resale by selling stockholders following issuance upon exercise of outstanding common stock purchase warrants issued to the lead investors in the Financing, and to Solutions 2 Go, Inc. in consideration of Solutions 2 Go, Inc. making certain payments to us in advance of purchasing certain products from us and (iii) 3,093 represent shares of our common stock issued to selling stockholders in connection with that certain Mutual Settlement, Release and Waiver Agreement, as amended.

Use of Proceeds
We will not receive any of the proceeds from the sale of the common stock offered by the selling stockholders. However, we may receive the exercise price of any common stock we sell to the selling stockholders upon exercise of the warrants. If all warrants included in this Prospectus are exercised for cash (and not pursuant to the cashless exercise feature included in the warrants), the total amount of proceeds we would receive is approximately $2,310,032. We expect to use the proceeds we receive from the exercise of warrants, if any, for general working capital purposes.

Risk Factors	The securities offered hereby involve a high degree of risk. See “Risk Factors” beginning on page 4.

Offering Price	All or part of the shares of common stock offered hereby may be sold from time to time in amounts and on terms to be determined by the selling stockholders at the time of sale.

NASDAQ Capital Market Trading Symbol	ZOOG

RISK FACTORS

Investing in our stock is highly speculative and risky. You should be able to bear a complete loss of your investment. Before making an investment decision, you should carefully consider the following risk factors in conjunction with any other information included or incorporated by reference in, including in conjunction with forward-looking statements made herein. If any event or circumstance described in the following risk factors actually occurs, it could materially adversely affect our business, operating results and financial condition. The risks and uncertainties described below are not the only ones which we face. There may be additional risks and uncertainties not presently known to us or those we currently believe are immaterial which could also have a material negative impact on our business, operating results and financial condition. If any of these risks materialize, the trading price of our common stock could decline.

Risks Related to Our Business

We have experienced operating losses since our inception, and may incur future losses.

We have incurred start-up costs, restructuring costs, impairment of goodwill and other intangible assets, and losses from discontinued operations during the past two and a half years. For the years ended December 31, 2008 and 2009, we incurred net losses of $21.7 million and $13.2 million, respectively. Through March 31, 2010, we had cumulative net losses of approximately $44.8 million. If we do become profitable, we may not be able to sustain our profitability. Continued losses or an inability to sustain profitability would likely have an adverse effect on our future operating prospects.

Our business activities may require additional financing that might not be obtainable on acceptable terms, if at all, which could have a material adverse effect on our financial condition, liquidity and our ability to operate going forward.

We may need to or may choose to raise additional capital or incur debt to strengthen our cash position, facilitate expansion, pursue strategic investments or to take advantage of business opportunities as they arise.

Failure to obtain any such financing on acceptable terms on a timely basis, or at all, could result in a decrease in our stock price and could have a material adverse effect on our financial condition and business, and could require us to significantly reduce our operations.

If our products fail to gain market acceptance, we may not have sufficient revenues to pay our expenses and to develop a continuous stream of new games.

Our success depends on generating revenues from existing and new products. The market for video game products is subject to continually changing consumer preferences and the frequent introduction of new products. As a result, video game products typically have short market lives spanning only three to 12 months. Our products may not achieve and sustain market acceptance sufficient to generate revenues to cover our costs and allow us to become profitable. If our products fail to gain market acceptance, we may not have sufficient revenues to develop a continuous stream of new games, which we believe is essential to covering costs and achieving future profitability.

Product development schedules are long and frequently unpredictable, and we may experience delays in introducing products, which may adversely affect our revenues.

The development cycle for certain of our products can exceed one year. In addition, the creative process inherent in video game development makes the length of the development cycle difficult to predict, especially in connection with products for a new hardware platform involving new technologies. As a result, we may experience delays in product introductions. If an unanticipated delay affects the release of a video game we may not achieve anticipated revenues for that game, for example, if the game is delayed until after an important selling season or after market interest in the subject matter of the game has begun to decline. A delay in introducing a video game could also require us to spend more development resources to complete the game, which would increase costs and lower margins, and could affect the development schedule for future products.

The global economic downturn could result in a reduced demand for our products and increased volatility in our stock price.

Current uncertainty in global economic conditions pose a risk to the overall economy as consumers and retailers may defer or choose not to make purchases in response to tighter credit and negative financial news, which could negatively affect demand for our products. Additionally, due to the weak economic conditions and tightened credit environment, some of our retailers and distributors may not have the same purchasing power, leading to lower purchases of our games for placement into distribution channels. Consequently, demand for our products could be materially different from expectations, which could negatively affect our profitability and cause our stock price to decline.

Our market is subject to rapid technological change, and if we do not adapt to, and appropriately allocate our resources among, emerging technologies, our revenues will be negatively affected.

Technology changes rapidly in the interactive entertainment industry. We must continually anticipate and adapt our products to emerging technologies. When we choose to incorporate a new technology into a product or to develop a product for a new platform, operating system or media format, we will likely be required to make a substantial investment one to two years prior to the introduction of the product. If we invest in the development of video games incorporating a new technology or for a new platform that does not achieve significant commercial success, our revenues from those products likely will be lower than we anticipated and may not cover our development costs. If, on the other hand, we elect not to pursue the development of products incorporating a new technology or for new platforms that achieve significant commercial success, our potential revenues would also be adversely affected, and it may take significant time and resources to shift product development resources to that technology or platform. Any such failure to adapt to, and appropriately allocate resources among, emerging technologies would harm our competitive position, reduce our market share and significantly increase the time we take to bring popular products to market.

Customer accommodations could materially and adversely affect our business, results of operations, financial condition, and liquidity.

When demand for our product offerings falls below expectations, we may negotiate accommodations to retailers or distributors in order to maintain our relationships with our customers and access to our sales channels. These accommodations include negotiation of price discounts and credits against future orders commonly referred to as price protection. At the time of product shipment, we establish reserves for price protection and other similar allowances. These reserves are established according to our estimates of the potential for markdown allowances based upon our historical rates, expected sales, retailer inventories of products and other factors. We cannot predict with certainty whether existing reserves will be sufficient to offset any accommodations we will provide, nor can we predict the amount or nature of accommodations that we will provide in the future. If actual accommodations exceed our reserves, our earnings would be reduced, possibly materially. Any such reduction may have an adverse effect on our business, financial condition or results of operations. The granting of price protection and other allowances reduces our ability to collect receivables and impacts our availability for advances from our factoring arrangement. The continued granting of substantial price protection and other allowances may require additional funding sources to fund operations, but there can be no assurance that such funds will be available to us on acceptable terms, if at all.

Significant competition in our industry could adversely affect our business.

The interactive entertainment software industry is highly competitive. It is characterized by the continuous introduction of new titles and the development of new technologies. Our competitors vary in size from very small companies with limited resources to very large corporations with greater financial, marketing and product development resources than us.

Many of our competitors have significantly greater financial, marketing and product development resources than we do. As a result, current and future competitors may be able to:

•	respond more quickly to new or emerging technologies or changes in customer preferences;

•	undertake more extensive marketing campaigns;

•	adopt more aggressive pricing policies;

•	devote greater resources to secure rights to valuable licenses and relationships with leading software developers;

•	gain access to wider distribution channels; and

•	have better access to prime shelf space.

If we are unable to compete successfully, we could lose sales, market share, opportunities to license marketable intellectual property and access to next-generation platform technology. We also could experience difficulty hiring and retaining qualified software developers and other employees. Any of these consequences would significantly harm our business, results of operations and financial condition.

If game platform manufacturers refuse to license their platforms to us or do not manufacture our games on acceptable terms, on a timely basis or at all, our revenues would be adversely affected.

We  sell our products for use on proprietary game platforms manufactured by other companies, including Microsoft, Nintendo and Sony. These companies can significantly affect our business because:

•	we may only publish their games for play on their game platforms if we receive a platform license from them, which is renewable at their discretion;

•	we must obtain their prior review and approval to publish games on their platforms;

•
if the popularity of a game platform declines or, if the manufacturer stops manufacturing a platform, does not meet the demand for a platform or delays the introduction of a platform in a region important to us, the games that we have published and that we are developing for that platform would likely produce lower sales than we anticipate;

•	these manufacturers control the manufacture of, or approval to manufacture, and manufacturing costs of our game discs and cartridges;

•
these manufacturers have the exclusive right to (1) protect the intellectual property rights to their respective hardware platforms and technology and (2) discourage others from producing unauthorized software for their platforms that compete with our games; and

•	the manufacturing times, particularly in the fourth quarter, can be quite long. We may be unable to manufacture our products in a timely manner, if at all, to meet holiday or other demands.

We currently have licenses from Nintendo to develop products for the Wii, DS and Game Boy Advance, from Sony to develop products for the PSP, PS2 and PS3, and from Apple to develop products for the iPhone. These licenses are non-exclusive, and as a result, many of our competitors also have licenses to develop and distribute video game software for these systems. These licenses must be periodically renewed, and if they are not, or if any of our licenses are terminated or adversely modified, we may not be able to publish games for such platforms or we may be required to do so on less attractive terms. In addition, the interactive entertainment software products that we intend to develop for platforms offered by Nintendo or Sony generally are manufactured exclusively by that platform manufacturer or its approved replicator. These manufacturers generally have approval and other rights that will provide them with substantial influence over our costs and the release schedule of such products. Each of these manufacturers is also a publisher of games for its own hardware platform. A manufacturer may give priority to its own products or those of our competitors, especially if their products compete with our products. Any unanticipated delays in the release of our products or increase in our development, manufacturing, marketing or distribution costs as a result of actions by these manufacturers would significantly harm our business, results of operations and financial condition.

Failure to renew our existing brand and content licenses on favorable terms or at all and to obtain additional licenses would impair our ability to introduce new products and services or to continue to offer our products and services based on third-party content.

Some of our revenues are derived from our products and services based on or incorporating brands or other intellectual property licensed from third parties. Any of our licensors could decide not to renew our existing license or not to license additional intellectual property and instead license to our competitors or develop and publish its own products or other applications, competing with us in the marketplace. Several of these licensors already provide intellectual property for other platforms, and may have significant experience and development resources available to them should they decide to compete with us rather than license to us. In the past, competitors have successfully outbid us for licenses that we previously held.

We have both exclusive and non-exclusive license arrangements and both licenses that are global and licenses that are limited to specific geographies. Our licenses generally have terms that range from two to five years. We may be unable to renew these licenses or to renew them on terms favorable to us, and we may be unable to secure alternatives in a timely manner. Failure to maintain or renew our existing licenses or to obtain additional licenses would impair our ability to introduce new products and services or to continue to offer our current products or services, which would materially harm our business, operating results and financial condition. Some of our existing licenses impose, and licenses that we obtain in the future might impose, development, distribution and marketing obligations on us. If we breach our obligations, our licensors might have the right to terminate the license which would harm our business, operating results and financial condition.

Even if we are successful in gaining new licenses or extending existing licenses, we may fail to anticipate the entertainment preferences of our end users when making choices about which brands or other content to license. If the entertainment preferences of end users shift to content or brands owned or developed by companies with which we do not have relationships, we may be unable to establish and maintain successful relationships with these developers and owners, which would materially harm our business, operating results and financial condition. In addition, some rights are licensed from licensors that have or may develop financial difficulties, and may enter into bankruptcy protection under U.S. federal law or the laws of other countries. If any of our licensors files for bankruptcy, our licenses might be impaired or voided, which could materially harm our business, operating results and financial condition.

Rating systems for interactive entertainment software, potential legislation and vendor or consumer opposition could inhibit sales of our products.

Trade organizations within the video game industry require digital entertainment software publishers to provide consumers with information relating to graphic violence, profanity or sexually explicit material contained in software titles, and impose penalties for noncompliance. Certain countries have also established similar rating systems as prerequisites for sales of digital entertainment software in their countries. In some instances, we may be required to modify our products to comply with the requirements of these rating systems, which could delay the release of those products in these countries. We believe that we comply with such rating systems and properly display the ratings and content descriptions received for our titles. Several proposals have been made for legislation to regulate the digital entertainment software, broadcasting and recording industries, including a proposal to adopt a common rating system for digital entertainment software, television and music containing violence or sexually explicit material, and the Federal Trade Commission has issued reports with respect to the marketing of such material to minors. Consumer advocacy groups have also opposed sales of digital entertainment software containing graphic violence or sexually explicit material by pressing for legislation in these areas, including legislation prohibiting the sale of certain ‘‘M’’ rated video games to minors, and by engaging in public demonstrations and media campaigns. Retailers may decline to sell digital entertainment software containing graphic violence or sexually explicit material, which may limit the potential market for our ‘‘M’’ rated products, and adversely affect our operating results. If any groups, whether governmental entities, hardware manufacturers or advocacy groups, were to target our ‘‘M’’ rated titles, we might be required to significantly change or discontinue a particular title, which could adversely affect our business.

We could also experience delays in obtaining ratings which would adversely impact our ability to manufacture products.

We are dependent on third parties to manufacture our products, and any delay or interruption in production would negatively affect both our ability to make timely product introductions and our results of operations.

All of our products are manufactured by third parties who set the manufacturing prices for those products. Therefore, we depend on these manufacturers, including platform manufacturers, to fill our orders on a timely basis and to manufacture our products at an acceptable cost. If we experience manufacturing delays or interruptions, it would harm our business and results of operations.

We may be unable to develop and publish new products if we are unable to secure or maintain relationships with third party video game software developers.

We utilize the services of independent software developers to develop our video games. Consequently, our success in the video game market depends on our continued ability to obtain or renew product development agreements with quality independent video game software developers. However, we cannot assure you that we will be able to obtain or renew these product development agreements on favorable terms, or at all, nor can we assure you that we will be able to obtain the rights to sequels of successful products which were originally developed for us by independent video game software developers.

Many of our competitors have greater financial resources and access to capital than we do, which puts us at a competitive disadvantage when bidding to attract independent video game software developers. We may be unable to secure or maintain relationships with quality independent video game software developers if our competitors can offer them better shelf access, better marketing support, more development funding, higher royalty rates, more creative control or other advantages. Usually, our agreements with independent software developers are easily terminable if either party declares bankruptcy, becomes insolvent, ceases operations or materially breaches its agreement.

We have less control over a game developed by a third party because we cannot control the developer’s personnel, schedule or resources. In addition, any of our third-party developers could experience a business failure, be acquired by one of our competitors or experience some other disruption. Any of these factors could cause a game not to meet our quality standards or expectations, or not to be completed on time or at all. If this happens with a game under development, we could lose anticipated revenues from the game or our entire investment in the game.

Our failure to manage our growth and expansion effectively could adversely affect our business.

Our ability to successfully offer our products and implement our business plan in a rapidly evolving market requires an effective planning and management process. We expect to increase the scope of our operations domestically and internationally. This growth will continue to place a significant strain on management systems and resources. If we are unable to effectively manage our growth or scale our development, our business could be adversely affected.

The acquisition of other companies, businesses or technologies could result in operating difficulties, dilution or other harmful consequences.

We have made acquisitions in the past and, although we are not currently pursuing any significant acquisition, we may in the future pursue additional acquisitions, any of which could be material to our business, operating results and financial condition. Certain of our acquired companies were subsequently disposed during the past two and a half years.  These acquisitions resulted in operating losses and losses from dispositions.  Future acquisitions could divert management’s time and focus from operating our business. In addition, integrating an acquired company, business or technology is risky and may result in unforeseen operating difficulties and expenditures. We may also raise additional capital for the acquisition of, or investment in, companies, technologies, products or assets that complement our business. Future acquisitions or dispositions could result in potentially dilutive issuances of our equity securities, including our common stock, or the incurrence of debt, contingent liabilities, amortization expenses or acquired in-process research and development expenses, any of which could harm our financial condition and operating results. Future acquisitions may also require us to obtain additional financing, which may not be available on favorable terms or at all.

Acquisitions involve a number of risks and present financial, managerial and operational challenges, including:

•	diversion of management's attention from running existing business;

•	increased expenses, including travel, legal, administrative and compensation expenses resulting from newly hired employees;

•	increased costs to integrate personnel, customer base and business practices of the acquired company;

•	adverse effects on reported operating results due to possible write-down of goodwill associated with acquisitions;

•	potential disputes with sellers of acquired businesses, technologies, services or products; and

•	dilution to stockholders if we issue securities in any acquisition.

Any acquired business, technology, product or service could significantly under-perform relative to our expectations, and we may not achieve the benefits we expect from acquisitions. In addition, a significant portion of the purchase price of companies we acquire may be allocated to acquired goodwill and other intangible assets, which must be assessed for impairment at least annually. In the future, if our acquisitions do not yield expected returns, we may be required to take charges to our earnings based on this impairment assessment process, which could harm our operating results. For all these reasons, our pursuit of an acquisition and investment strategy or any individual acquisition or investment, could have a material adverse effect on our business, financial condition and results of operations.

Our success depends on our ability to attract and retain our key employees. We may experience increased costs to continue to attract and retain senior management and highly qualified software developers.

 Our success depends to a significant extent upon the performance of senior management and on our ability to attract, motivate and retain highly qualified software developers. We believe that as a result of consolidation in our industry, there are now fewer highly skilled independent developers available to us. Competition for these developers is intense, and we may not be successful in attracting and retaining them on terms acceptable to us or at all. An increase in the costs necessary to attract and retain skilled developers, and any delays resulting from the inability to attract necessary developers or departures, may adversely affect our revenues, margins and results of operations.

 The loss of the services of any of our executive officers or other key employees could harm our business. All of our executive officers and key employees are under short-term employment agreements which means, that their future employment with the Company is uncertain. All of our executive officers and key employees are bound by a contractual non-competition agreement; however, it is uncertain whether such agreements are enforceable and, if so, to what extent, which could make us vulnerable to recruitment efforts by our competitors.

Our future success also depends on our ability to identify, attract and retain highly skilled technical, managerial, finance, marketing and creative personnel. We face intense competition for qualified individuals from numerous technology, marketing and mobile entertainment companies. We may be unable to attract and retain suitably qualified individuals who are capable of meeting our growing creative, operational and managerial requirements, or may be required to pay increased compensation in order to do so.  Volatility or lack of performance in our stock price may also affect our ability to attract and retain our key employees. If we are unable to attract and retain the qualified personnel we need to succeed, our business, operating results and financial condition would be harmed.

The loss of any of our key customers could adversely affect our sales.

Our sales to Cokem, Walmart (via Atari) and Gamestop accounted for approximately 35%, 24% and 10%, respectively, of our gross revenues for the three months ended March 31, 2010. Our sales to Cokem, Jack of All Games (via Atari) and Gamestop accounted for approximately 29%, 21% and 11%, respectively, of our gross revenues for the year ended December 31, 2009.  Although we seek to broaden our customer base, we anticipate that a small number of customers will continue to account for a large concentration of our sales given the consolidation of the retail industry. We do not have written agreements in place with several of our major customers. Consequently, our relationship with these retailers could change at any time. Our business, results of operations and financial condition could be adversely affected if:

•	we lose any of our significant customers;

•	any of these customers purchase fewer of our offerings;

•	any of these customers encounter financial difficulties, resulting in the inability to pay vendors, store closures or liquidation;

•	less favorable foreign intellectual property laws making it more difficult to protect our properties from appropriation by competitors;

•	we incur difficulties with distributors;

•	we incur difficulties collecting our accounts receivable;

•	we continue to rely on limited business relationships.

Our failure to manage or address any of these could adversely affect our business.

If our products contain errors, our reputation, results of operations and financial condition may be adversely affected.

As video games incorporate new technologies, adapt to new hardware platforms and become more complex, the risk of undetected errors in products when first introduced increases. If, despite our testing procedures, errors are found in new products after shipments have been made, we could experience a loss of revenues, delay in timely market acceptance of its products and damage to our reputation, any of which may negatively affect our business, results of operations and financial condition.

If we are unsuccessful in protecting our intellectual property, our revenues may be adversely affected.

The intellectual property embodied in our video games is susceptible to infringement, particularly through unauthorized copying of the games, or piracy. The increasing availability of high bandwidth Internet service has made, and will likely continue to make, piracy of video games more common. Infringement of our intellectual property may adversely affect our revenues through lost sales or licensing fees, particularly where consumers obtain pirated video game copies rather than copies sold by us, or damage to our reputation where consumers are wrongly led by infringers to believe that low-quality infringing material originated from us. Preventing and curbing infringement through enforcement of the our intellectual property rights may be difficult, costly and time consuming, and thereby ultimately not cost-effective, especially where the infringement takes place in foreign countries where the laws are less favorable to rights holders or not sufficiently developed to afford the level of protection we desire.

If we infringe on the intellectual property of others, our costs may rise and our results of operations may be adversely affected.

Although we take precautions to avoid infringing the intellectual property of others, it is possible that we or our third-party developers have done so or may do so in the future. The number and complexity of elements in our products that result from the advances in the capabilities of video game platforms increases the probability that infringement may occur. Claims of infringement, regardless of merit, could be time consuming, costly and difficult to defend. Moreover, as a result of disputes over intellectual property, we may be required to discontinue the distribution of one or more of its products, or obtain a license for the use of or redesign those products, any of which could result in substantial costs and material delays and materially adversely affect our results of operations.

Indemnity provisions in various agreements potentially expose us to substantial liability for intellectual property infringement, damages caused by malicious software and other losses .

In the ordinary course of our business, most of our agreements with carriers and other distributors include indemnification provisions. In these provisions, we agree to indemnify them for losses suffered or incurred in connection with our products and services, including as a result of intellectual property infringement and damages caused by viruses, worms and other malicious software. The term of these indemnity provisions is generally perpetual after execution of the corresponding license agreement, and the maximum potential amount of future payments we could be required to make under these indemnification provisions is generally unlimited. Large future indemnity payments could harm our business, operating results and financial condition.

We may be unable to develop and introduce in a timely way new products or services, which could harm our brand.

The planned timing and introduction of new products and services are subject to risks and uncertainties. Unexpected technical, operational, deployment, distribution or other problems could delay or prevent the introduction of new products and services, which could result in a loss of, or delay in, revenues or damage to our reputation and brand. Our attractiveness to branded content licensors might also be reduced. In addition, new products and services may not achieve sufficient market acceptance to offset the costs of development, particularly when the introduction of a product or service is substantially later than a planned “day-and-date” launch, which could materially harm our business, operating results and financial condition.

Our business is subject to risks generally associated with the entertainment industry, and we may fail to properly assess consumer tastes and preferences, causing product sales to fall short of expectations.

Our business is subject to all of the risks generally associated with the entertainment industry and, accordingly, our future operating results will depend on numerous factors beyond our control, including the popularity, price and timing of new hardware platforms being released; economic, political and military conditions that adversely affect discretionary consumer spending; changes in consumer demographics; the availability and popularity of other forms of entertainment; and critical reviews and public tastes and preferences, which may change rapidly and cannot be predicted. A decline in the popularity of certain game genres or particular platforms could cause sales of our titles to decline dramatically. The period of time necessary to develop new game titles, obtain approvals of platform licensors and produce finished products is unpredictable. During this period, consumer appeal for a particular title may decrease, causing product sales to fall short of expectations.

We have developed and may expand international operations, which may subject us to economic, political, regulatory and other risks.

We continue to seek the most cost-effective method to distribute our products internationally.  There are many risks involved with international operations, including:

•	difficulty in maintaining or finding a suitable distribution partner;

•	social, economic and political instability;

•	compliance with multiple and conflicting foreign and domestic laws and regulations;

•	changes in foreign and domestic legal and regulatory requirements or policies resulting in burdensome government controls, tariffs, restrictions, embargoes or export license requirements;

•	currency fluctuations;

•	difficulties in staffing and managing international operations;

•	less favorable foreign intellectual property laws making it more difficult to protect our properties from appropriation by competitors;

•	potentially adverse tax treatment;

•	higher costs associated with doing business internationally;

•	challenges caused by distance, language and cultural differences;

•	difficulties with distributors;

•	protectionist laws and business practices that favor local businesses in some countries;

•	foreign exchange controls that might prevent us from repatriating income earned in countries outside the United States;

•	price controls;

•	the servicing of regions by many different carriers;

•	imposition of public sector controls;

•	restrictions on the export or import of technology;

•	greater fluctuations in sales to end users and through carriers in developing countries, including longer payment cycles and greater difficulties collecting our accounts receivable; and

•	relying on limited business relationships.

Our failure to manage or address any of these could adversely affect our business. In addition, developing user interfaces that are compatible with other languages or cultures can be expensive. As a result, our ongoing international expansion efforts may be more costly than we expect. Further, expansion into developing countries subjects us to the effects of regional instability, civil unrest and hostilities, and could adversely affect us by disrupting communications and making travel more difficult. These risks could harm our international expansion efforts, which, in turn, could materially and adversely affect our business, operating results and financial condition.

Our business is ‘‘hit ’’ driven. If we do not deliver ‘‘hit ’’ titles, or if consumers prefer competing products, our sales could suffer.

While many new products are regularly introduced, only a relatively small number of ‘‘hit’’ titles account for a significant portion of net revenue. Competitors may develop titles that imitate or compete with our ‘‘hit’’ titles, and take sales away from us or reduce our ability to command premium prices for those titles. Hit products published by our competitors may take a larger share of consumer spending than we anticipate which could cause our product sales to fall below our expectations. If our competitors develop more successful products or offer competitive products at lower price, or if we do not continue to develop consistently high-quality and well received products, our revenue, margins, and profitability will decline.

Our business is subject to seasonal fluctuations.

We experience fluctuations in quarterly and annual operating results as a result of: the timing of the introduction of new titles; variations in sales of titles developed for particular platforms; market acceptance of our titles; development and promotional expenses relating to the introduction of new titles, sequels or enhancements of existing titles; projected and actual changes in platforms; the timing and success of title introductions by our competitors; product returns; changes in pricing policies by us and our competitors; the size and timing of acquisitions; the timing of orders from major customers; order cancellations; and delays in product shipment. Sales of our products are also seasonal, with peak shipments typically occurring in the fourth calendar quarter as a result of increased demand for titles during the holiday season. Quarterly and annual comparisons of operating results are not necessarily indicative of future operating results.

Risks Relating to Our Common Stock

Future sales of common stock by our existing stockholders may cause our stock price to fall.

Sales of a substantial number of shares of our common stock in the public market, or the perception that these sales may occur, could cause the market price of our common stock to decline significantly. As of the date of this Prospectus, we have 6,230,741 shares of common stock outstanding, excluding shares of common stock issuable upon exercise of options or warrants.  This number includes the 1,569,204 shares that we are registering for resale in this Prospectus, which may be resold in the public market immediately following the effectiveness of this Prospectus.  Of the remaining outstanding shares, (i) 3,083,108 may be resold in the public market immediately and (ii) 578,429 additional shares are deemed to be “restricted securities” (as that term is defined in Rule 144 promulgated under the Securities Act) and may be resold pursuant to the provisions of Rule 144.  In addition, as of the date of this Prospectus, options to purchase up to an aggregate of 1,265,238 shares of common stock and warrants to purchase up to an aggregate of 1,039,703 shares of common stock were issued and outstanding.

As shares saleable under Rule 144 or under this Prospectus are sold or as restrictions on resale end, the market price of our common stock could drop significantly if the holders of restricted shares sell them or are perceived by the market as intending to sell them.  We may also sell additional shares of common stock in subsequent public offerings, which may adversely affect market prices for our common stock.

The market price of our common stock is highly volatile and subject to wide fluctuations, and you may be unable to resell your shares at or above the current price.

The market price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including announcements of new products or services by our competitors. In addition, the market price of our common stock could be subject to wide fluctuations in response to a variety of factors, including:

•	quarterly variations in our revenues and operating expenses;

•	developments in the financial markets, and the worldwide or regional economies;

•	announcements of innovations or new products or services by us or our competitors;

•	fluctuations in merchant credit card interest rates;

•	significant sales of our common stock or other securities in the open market; and

•	changes in accounting principles.

In the past, stockholders have often instituted securities class action litigation after periods of volatility in the market price of a company’s securities. If a stockholder were to file any such class action suit against us, we would incur substantial legal fees and our management’s attention and resources would be diverted from operating our business to respond to the litigation, which could harm our business.

The sale of securities by us in any equity or debt financing could result in dilution to our existing stockholders and have a material adverse effect on our earnings.

Any sale of common stock by us in a future private placement offering could result in dilution to the existing stockholders as a direct result of our issuance of additional shares of our capital stock. In addition, our business strategy may include expansion through internal growth by acquiring complementary businesses, acquiring or licensing additional brands, or establishing strategic relationships with targeted customers and suppliers. In order to do so, or to finance the cost of our other activities, we may issue additional equity securities that could dilute our stockholders’ stock ownership. We may also assume additional debt and incur impairment losses related to goodwill and other tangible assets, and this could negatively impact our earnings and results of operations.

If securities or industry analysts do not publish research or reports about our business, or if they downgrade their recommendations regarding our common stock, our stock price and trading volume could decline.

The trading market for our common stock, if and when it develops, will be influenced by the research and reports that industry or securities analysts publish about us or our business. If any of the analysts who cover us downgrade our common stock, our common stock price would likely decline. If analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our common stock price or trading volume to decline.

If we cannot continue to satisfy The NASDAQ Capital Market’s listing requirements, our common stock may be delisted, which could negatively impact the price of our common stock and your ability to sell them.

Our shares of common stock are listed on The NASDAQ Capital Market. The NASDAQ Capital Market requires its listed companies to comply with specific requirements in order for their shares to continue to be listed. Accordingly, we cannot assure you that we will be able to continue to comply with such listing requirements and our common stock could be delisted in the future. If The NASDAQ Capital Market delists our common stock from trading, we could face significant consequences, including:

●	a limited availability for market quotations for our common stock;

●	reduced liquidity with respect to our common stock;

●
a determination that our common stock is a “penny stock,” which will require brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity for our common stock;

●	limited amount of news and analyst coverage; and

●	a decreased ability to obtain additional financing in the future.

If The NASDAQ Capital Market delists our common stock, any market that develops in shares of our common stock may be subject to the penny stock restrictions, which will reduce the liquidity of our securities and make trading difficult or impossible.

SEC Rule 15g-9 establishes the definition of a “penny stock,” for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions. In the event the price of our shares of common stock falls below $5.00 per share, our shares will be considered to be penny stocks. This classification severely and adversely affects the market liquidity for our common stock. For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker-dealer approve a person’s account for transactions in penny stocks and the broker-dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker-dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker-dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

●	the basis on which the broker-dealer made the suitability determination, and

●	that the broker-dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stock in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Because of these regulations, broker-dealers may not wish to engage in the above-referenced necessary paperwork and disclosures and/or may encounter difficulties in their attempt to sell securities subject to the penny stock rules. If The NASDAQ Capital Market delists our securities, the holders of our securities may have difficulty selling their shares in the market due to the reduced level of trading activity in the market. These additional sales practice and disclosure requirements could impede the sale of our securities. In addition, the liquidity for our securities may decrease, with a corresponding decrease in the price of our securities. If The NASDAQ Capital Market delists our securities, our shares will likely be subject to the penny stock rules for the foreseeable future and our stockholders will, in all likelihood, find it difficult to sell their securities. Furthermore, the “penny stock” rules could also hamper our ability to raise funds in the future.

If we continue to fail to maintain an effective system of internal controls, we might not be able to report our financial results accurately or prevent fraud; in that case, our stockholders could lose confidence in our financial reporting, which could negatively impact the price of our stock.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. In addition, Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, requires us to evaluate and report on our internal control over financial reporting for all our current operations and have our independent registered public accounting firm attest to our evaluation beginning with our Annual Report on Form 10-K for the year ending December 31, 2010. Our management has determined that we have a material weakness in our internal control over financial reporting related to not having a sufficient number of personnel with the appropriate level of experience and technical expertise to appropriately resolve non-routine and complex accounting matters or to evaluate the impact of new and existing accounting pronouncements on our consolidated financial statements while completing the financial statements close process. Until this deficiency in our internal control over financial reporting is remediated, there is a reasonable possibility that a material misstatement to our annual or interim consolidated financial statements could occur and not be prevented or detected by our internal controls in a timely manner. We are committed to appropriately addressing this matter and we have engaged additional qualified personnel to assist in these areas. We will continue to reassess our accounting and finance staffing levels to ensure that we have the appropriate accounting resources to handle the existing workload. We are in the process of preparing and implementing an internal plan of action for compliance with Section 404 and strengthening and testing our system of internal controls to provide the basis for our report. The process of implementing our internal controls and complying with Section 404 will be expensive and time - consuming, and will require significant attention of management. We cannot be certain that these measures will ensure that we implement and maintain adequate controls over our financial processes and reporting in the future. Even if we conclude, and our independent registered public accounting firm concurs, that our internal control over financial reporting provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, because of its inherent limitations, internal control over financial reporting may not prevent or detect fraud or misstatements. Failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. If we or our independent registered public accounting firm discover a material weakness or a significant deficiency in our internal control, the disclosure of that fact, even if quickly remedied, could reduce the market’s confidence in our financial statements and harm our stock price. In addition, a delay in compliance with Section 404 could subject us to a variety of administrative sanctions, including ineligibility for short form resale registration, action by the Securities and Exchange Commission, and the inability of registered broker-dealers to make a market in our common stock, which could further reduce our stock price and harm our business.

We do not anticipate paying dividends.

We have never paid cash or other dividends on our common stock. Payment of dividends on our common stock is within the discretion of our Board of Directors and will depend upon our earnings, our capital requirements and financial condition, and other factors deemed relevant by our Board of Directors.

Our officers, directors and principal stockholders can exert significant influence over us and may make decisions that may not be in the best interests of all stockholders.

Our officers, directors and principal stockholders (greater than 5% stockholders) collectively beneficially own approximately 80.4% of our outstanding common stock. As a result, this group will be able to affect the outcome of, or exert significant influence over, all matters requiring stockholder approval, including the election and removal of directors and any change in control. In particular, this concentration of ownership of our common stock is likely to have the effect of delaying or preventing a change of control of us or otherwise discouraging or preventing a potential acquirer from attempting to obtain control of us. This, in turn, could have a negative effect on the market price of our common stock. It could also prevent our stockholders from realizing a premium over the market prices for their shares of common stock. Moreover, the interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders, and, accordingly, this group could cause us to enter into transactions or agreements that we would not otherwise consider.

The requirements of being a public company may strain our resources, divert management ’ s attention and affect our ability to attract and retain qualified members for our Board of Directors.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Sarbanes-Oxley Act of 2002.  The requirements of these rules and regulations increase our legal, accounting and financial compliance costs, may make some activities more difficult, time-consuming and costly and may also place undue strain on our personnel, systems and resources.

In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we will need to expend significant resources and provide significant management oversight. We have a substantial effort ahead of us to implement appropriate processes, document our system of internal control over relevant processes, assess their design, remediate any deficiencies identified and test their operation. As a result, management’s attention may be diverted from other business concerns, which could harm our business, operating results and financial condition. These efforts will also involve substantial accounting-related costs.

Our financial results could vary significantly from quarter to quarter and are difficult to predict.

Our revenues and operating results could vary significantly from quarter to quarter because of a variety of factors, many of which are outside of our control. As a result, comparing our operating results on a period-to-period basis may not be meaningful. In addition, we may not be able to predict our future revenues or results of operations. We base our current and future expense levels on our internal operating plans and sales forecasts, and our operating costs are to a large extent fixed. As a result, we may not be able to reduce our costs sufficiently to compensate for an unexpected shortfall in revenues, and even a small shortfall in revenues could disproportionately and adversely affect financial results for that quarter. Individual products and services represent meaningful portions of our revenues and net loss in any quarter. We may incur significant or unanticipated expenses when licenses are renewed.

In addition to other risk factors discussed in this section, factors that may contribute to the variability of our quarterly results include:

•	the number of new products and services released by us and our competitors;

•	the amount we reserve against returns and allowances;

•	the timing of release of new products and services by us and our competitors, particularly those that may represent a significant portion of revenues in a period;

•	the popularity of new products and services, and products and services released in prior periods;

•	the expiration of existing content licenses;

•	the timing of charges related to impairments of goodwill, intangible assets, royalties and minimum guarantees;

•	changes in pricing policies by us or our competitors;

•	changes in the mix of original and licensed content, which have varying gross margins; the seasonality of our industry;

•	fluctuations in the size and rate of growth of overall consumer demand for video game products, services and related content;

•	strategic decisions by us or our competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments or changes in business strategy;

•	our success in entering new geographic markets;

•	foreign exchange fluctuations;

•	accounting rules governing recognition of revenue;

•	the timing of compensation expense associated with equity compensation grants; and

•	decisions by us to incur additional expenses, such as increases in marketing or research and development.

 As a result of these and other factors, our operating results may not meet the expectations of investors or public market analysts who choose to follow our company. Failure to meet market expectations would likely result in decreases in the trading price of our common stock.

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements, which reflect the views of our management with respect to future events and financial performance. These forward-looking statements are subject to a number of uncertainties and other factors that could cause actual results to differ materially from such statements. Forward-looking statements are identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “plans,” “projects,” “could,” would,” “should,” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on the information available to management at this time and which speak only as of this date. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

●	our inability to achieve sustained profitability;

●	expectations regarding our potential growth;

●	our ability to implement our business strategy;

●	our ability to obtain additional financing, if necessary;

●	our financial performance;

●	the introduction of new products and market acceptance of new and existing products;

●	expectations regarding the size of our market;

●	our competitive position;

●	demand for our products;

●	our inability to enter into license agreements with manufactures of game platforms;

●	our ability to have our shares of common stock listed for trading on The NASDAQ Capital Market or maintain such listing;

●	the costs of recruiting and retaining key employees;

●	the lack of market to our shares of common stock;

●	global economic conditions;

●	compliance with applicable laws; and

●	our liquidity.

For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under “Risk Factors” beginning on page 4.

The identification in this document of factors that may affect future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You may rely only on the information contained in this Prospectus.

We have not authorized anyone to provide information different from that contained in this Prospectus. Neither the delivery of this Prospectus nor the sale of common stock means that information contained in this Prospectus is correct after the date of this Prospectus. This Prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

USE OF PROCEEDS

We will not receive any proceeds from the sale or other disposition of the common stock covered hereby by the selling stockholders pursuant to this Prospectus. However, we may receive the sale price of any common stock we sell to the selling stockholders upon exercise of the warrants. If all warrants included in this Prospectus are exercised for cash (and not pursuant to the cashless exercise feature included in the warrants), the total amount of proceeds we would receive is approximately $2,310,032.  We expect to use the proceeds we receive from the exercise of warrants, if any, for general working capital purposes.

SELLING STOCKHOLDERS

We issued to certain accredited investors in transactions exempt from the registration requirements of the Securities Act, (i) in connection with the closing of financings on November 20, 2009 and December 16, 2009, shares of our common stock and warrants to purchase our common stock, (ii) on August 31, 2009, we issued a warrant to purchase shares of common stock to Solutions 2 Go, Inc., in consideration of it making certain payments to us in advance of purchasing certain products and (iii) on June 18, 2009, in connection with a settlement agreement, we issued shares of our common stock to certain plaintiffs. This Prospectus relates to the resale from time to time of up to a total of 1,569,204 shares of our common stock by the selling stockholders, which shares are comprised of the following securities:

•	536,140 shares of common stock that we issued upon conversion of 321,684 shares of Series A Preferred Stock;

•	1,017,194 shares of common stock issuable upon exercise of common stock purchase warrants at an exercise price of $0.01;

•	12,777 shares of common stock issuable upon exercise of common stock purchase warrants at an exercise price of $180.

•	3,093 shares of our common stock.

Pursuant to the terms of the financing, we filed a Registration Statement on Form S-1, of which this Prospectus constitutes a part, in order to permit the selling stockholders to resell to the public the shares of our common stock issued or issuable in connection with the financing. The selling stockholders have each represented to us that they have obtained the shares for their own account for investment only and not with a view to, or resale in connection with, a distribution of the shares, except through sales registered under the Securities Act or exemptions thereto.

The following table, to our knowledge, sets forth information regarding the beneficial ownership of our common stock by the selling stockholders as of July 27, 2010 and the number of shares being offered hereby by each selling stockholder. For purposes of the following description, the term “selling stockholder” includes pledgees, donees, permitted transferees or other permitted successors-in-interest selling shares received after the date of this Prospectus from the selling stockholders. The information is based in part on information provided by or on behalf of the selling stockholders.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to shares, as well as any shares as to which the selling stockholder has the right to acquire beneficial ownership within sixty (60) days after July 27, 2010 through the exercise or conversion of any stock options, warrants, convertible debt or otherwise. All shares that are issuable to a selling stockholder upon exercise of the warrants or conversion of the debt are included in the number of shares being offered in the table below. No estimate can be given as to the amount or percentage of our common stock that will be held by the selling stockholders after any sales or other dispositions made pursuant to this Prospectus because the selling stockholders are not required to sell any of the shares being registered under this Prospectus. The table below assumes that the selling stockholders will sell all of the shares listed in this Prospectus. Unless otherwise indicated below, each selling stockholder has sole voting and investment power with respect to its shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership by the selling stockholder. We will not receive any of the proceeds from the sale of our common stock by the selling stockholders. Percentage of ownership is based on 6,230,741 shares of common stock outstanding on July 27, 2010.

Except as set forth below, none of the selling stockholders has held any position or office with us or any of our affiliates, or has had any other material relationship (other than as purchasers of securities) with us or any of our affiliates, within the past three years.

The following table sets forth the beneficial ownership of the selling stockholders:

	Beneficial Ownership Before Offering		Beneficial Ownership After Offering
	Total Shares	Aggregate Number of
Selling Stockholder	Beneficially Owned	Shares Offered	Number of Shares	Percent
Socius Capital Group, LLC (1)	900,000	900,000	0	*

Focus Capital Partners, LLC (2)	653,334	653,334	0	*

Solutions 2 Go, Inc. (3)	12,777	12,777	0	*

Susan J. Kain Jurgensen (4)	1,399	1,399	0	*

Steven W. Newton (5)	198	198	0	*

Mercy R. Gonzalez (6)	402	402	0	*

Bruce C. Kain (7)	402	402	0	*

Wesley M. Kain (8)	402	402	0	*

Raymond Pierce (9)	145	145	0	*

Cristie E. Walsh (10)	145	145	0	*

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)
Consists of 327,010 shares of common stock issued upon conversion of 196,206 shares of Series A Preferred Stock, and 572,990 shares of common stock issuable upon exercise of warrants. Patricia Peizer has the sole power to vote or dispose of the shares held by Socius Capital Group, LLC.

(2)
Consists of 209,130 shares of common stock issued upon conversion of 125,478 shares of Series A Preferred Stock, and 444,204 shares of common stock issuable upon exercise of warrants. Patricia Peizer has the sole power to vote or dispose of the shares held by Focus Capital Partners, LLC.

(3)
Consists of 12,777 shares of common stock issuable upon exercise of warrants. Oliver Block has the sole power to vote or dispose of the shares issuable upon exercise of the warrants held by Solutions 2 Go, Inc.

(4)	Susan J. Kain Jurgensen served as the President of Zoo Publishing, Inc., a wholly-owned subsidiary of Zoo Games, Inc., our wholly-owned subsidiary, from December 18, 2007 through March 30, 2009.

(5)	Steve W. Newton served as our Vice President of Sales from December 18, 2007 through June 26, 2009.

(6)	Mercy R. Gonzalez served as our Senior Vice President of Logistics from December 14, 2007 through June 26, 2009.

(7)	Bruce C. Kain served as Vice President of Operations of Zoo Publishing, Inc. from December 18, 2007 through June 26, 2009.

(8)	Wesley M. Kain, the brother of Susan J. Kain Jurgensen, served as Counsel of Zoo Publishing, Inc., from December 18, 2007 through June 26, 2009.

(9)	Raymond Pierce served as one of our an accountants from December 18, 2007 through February 2009.

(10)	Cristie E. Walsh has served as our Products Manager since December 18, 2007.

On each of November 20, 2009 and December 16, 2009, we entered into Securities Purchase Agreements (the “Purchase Agreements”), with certain investors identified therein (collectively, the “Investors”), pursuant to which we agreed to sell to the Investors in a private offering an aggregate of up to 2,000,000 shares of our Series A Preferred Stock (the “Financings”).  In connection with the Financings, we also entered into a Registration Rights Agreement on November 20, 2009, as subsequently amended by Amendment No. 1 to the Registration Rights Agreement on December 16, 2009, with each of Focus Capital Partners, LLC and Socius Capital Group, LLC, two of the lead Investors in the Financings (the “Lead Investors”), pursuant to which we agreed to register the resale of the shares of common stock issuable upon conversion of the Series A Preferred Stock issued to the Lead Investors.

In connection with the Financings described above, we issued  to the Lead Investors, warrants to purchase 1,017,194 shares of our common stock. We agreed to register the resale of the shares of common stock issuable upon conversion of the Series A Preferred Shares.

On August 31, 2009, Zoo Publishing, a wholly-owned subsidiary of Zoo Games, Inc., our wholly-owned subsidiary, entered into an Exclusive Distribution Agreement with Solutions 2 Go Inc., a Canadian corporation (“S2G Inc.”) and an Exclusive Distribution Agreement with Solutions 2 Go, LLC, a California limited liability company (“S2G LLC,” and together with S2G Inc., “S2G”), pursuant to which Zoo Publishing granted to S2G the exclusive rights to market, sell and distribute certain video games, related software and products, with respect to which Zoo Publishing owns rights, in the territories specified therein (collectively, the “Distribution Agreements”).   In connection with the Distribution Agreements, on August 31, 2009, we entered into an Advance Agreement (the “Advance Agreement”) with S2G, pursuant to which S2G made a payment to us in the amount of $1,999,999, in advance of S2G’s purchases of certain products pursuant to the Distribution Agreements (the “Advance”).   In  consideration of S2G entering into the Advance Agreement, we issued to S2G Inc. a warrant to purchase 12,777 shares of our common stock, par value $0.001 per share, with a term of five years and an exercise price equal to $180.

On February 19, 2009, Susan J. Kain Jurgensen, Steven W. Newton, Mercy R. Gonzalez, Bruce C. Kain, Wesley M. Kain, Raymond Pierce and Cristie E. Walsh filed a complaint against Zoo Publishing, Zoo Games and the Company.  On June 18, 2009, we reached a settlement whereby we agreed to pay to the plaintiffs an aggregate of $560,000 in full satisfaction of the disputed claims, without any admission of any liability of wrongdoing.  The plaintiffs, former stockholders of Destination Software, Inc. (now known as Zoo Publishing.), were issued an aggregate of 12,365 shares of our common stock as consideration in connection with Zoo Games’ acquisition of the issued and outstanding capital stock of Zoo Publishing. As part of  the settlement, the plaintiffs returned to us an aggregate of 9,274 shares of our common stock owned by them prior to such date and retained 3,091 shares of our common stock.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.

These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this Prospectus.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as an agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this Prospectus after we have filed an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this Prospectus.

  The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this Prospectus and may sell the shares of common stock from time to time under this Prospectus after we have filed an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this Prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this Prospectus. If the selling stockholders use this Prospectus for any sale of the shares of common stock, they will be subject to the Prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the selling stockholders.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue up to 3,500,000,000 shares of common stock, par value $0.001 per share, of which 4,630,741 shares are outstanding as of July 27, 2010. Holders of common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders.

There is no cumulative voting for election of directors. Subject to the prior rights of any series of preferred stock which may from time to time be outstanding, if any, holders of common stock are entitled to receive ratably, dividends when, as, and if declared by the Board of Directors out of funds legally available therefore and, upon the liquidation, dissolution, or winding up of the Company, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The outstanding common stock is validly authorized and issued, fully paid, and nonassessable.

On January 13, 2010, our Board of Directors and stockholders holding approximately 66.7% of our outstanding voting capital stock approved an amendment to our Certificate of Incorporation to authorize the reverse stock split, and our Board of Directors authorized the implementation of the reverse stock split on April 23, 2010.   Effective on May 10, 2010, we filed with the Secretary of State of the State of Delaware the Certificate of Amendment effecting a one-for-600 reverse stock split of the Company’s outstanding shares of common stock.  As a result of the reverse stock split, every 600 shares of the Company’s issued and outstanding common stock were combined into one share of common stock.

Preferred Stock

Under our Certificate of Incorporation, our Board of Directors is authorized to designate, and cause the Company to issue, up to five million (5,000,000) shares of preferred stock, par value $0.001 per share, without stockholder approval, of any class or series, having such rights, preferences, powers and limitations as the Board of Directors shall determine.

There is no restriction on the repurchase or redemption of shares of preferred stock while there is any arrearage in the payment of dividends or sinking fund installments.

On November 20, 2009, we filed with the Secretary of State of the State of Delaware a Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock (the “Series A Certificate of Designation”) designating 2,000,000 shares of our authorized preferred stock, par value $0.001 per share, as Series A Convertible Preferred Stock (the “Series A Preferred Stock”), and a Certificate of Designation, Preferences and Rights of Series B Convertible Preferred Stock (the “Series B Certificate of Designation”) designating 1,200,000 shares of our authorized preferred stock, par value $0.001 per share, as Series B Convertible Preferred Stock (the “Series B Preferred Stock”). The Series A Certificate of Designation and the Series B Certificate of Designation were approved by our Board of Directors on November 13, 2009. As of March 10, 2010, prior to the effectiveness of the amendment to our Certificate of Incorporation to increase the number of our authorized shares of common stock from 250,000,000 to 3,500,000,000 shares, there were 1,389,684 shares of Series A Preferred Stock and 1,188,439 shares of Series B Preferred Stock issued and outstanding.

The holders of Series A Preferred Stock and Series B Preferred Stock are entitled to vote together along with the holders of the common stock and any other class or series of capital stock of the Company entitled to vote together with the holders of the common stock as a single class, on all matters submitted for a vote (or written consents in lieu of a vote) of the holders of common stock, and are entitled to other voting rights as set forth in our Company’s Certificate of Incorporation and the Series A Certificate of Designation and Series B Certificate of Designation, as applicable. On all matters as to which shares of Series A Preferred Stock, Series B Preferred Stock or common stock are entitled to vote or consent, each share of Series A Preferred Stock or Series B Preferred Stock, as applicable, entitles its holder to the number of votes that the common stock into which it is convertible would have if such Series A Preferred Stock or Series B Preferred Stock, as applicable, had been so converted into common stock.

Dividends on the Series A Preferred Stock and Series B Preferred Stock are not mandatory, but if and when our Board of Directors declares such dividends, they shall be payable pari passu with one another, and in preference and priority to any payment of any dividends on the common stock.  After payment of any preferential dividends to the holders of Series A Preferred Stock and Series B Preferred Stock, if our Board of Directors declares a dividend on the common stock, it shall also declare a dividend at such time on each share of Series A Preferred Stock and Series B Preferred Stock.

In the event of any liquidation, dissolution or winding up of the Company, or in the event of its insolvency, the holders of the Series A Preferred Stock and the Series B Preferred Stock shall be entitled, pari passu with distributions to the other, to have set apart for them or to be paid out of the assets of the Company available for distribution to stockholders (after provision for the payment of all debts and liabilities, and before any distribution made to any holders of common stock or any class of securities junior to the Series A Preferred Stock and the Series B Preferred Stock), an amount equal to $2.50 per share with respect to the Series A Preferred Stock and $10 per share with respect to the Series B Preferred Stock.

On March 10, 2010, we filed an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock from 250,000,000 shares to 3,500,000,000 shares.  The amendment increased our authorized shares of common stock, par value $0.001 per share, from 250,000,000 shares to 3,500,000,000 shares. Upon the filing of the amendment on March 10, 2010, the outstanding shares of Series A Preferred Stock and Series B Preferred Stock automatically converted into 2,316,145 shares of our common stock and 1,980,739 shares of our common stock, respectively.

Outstanding Stock Options, Warrants and Convertible Securities

As of December 31, 2008, our  2007 Employee, Director and Consultant Stock Plan allowed for an aggregate of 1,667 shares of common stock with respect to which stock rights may be granted and a 417 maximum number of shares of common stock with respect to which stock rights may be granted to any participant in any fiscal year. As of December 31, 2008, an aggregate of 1,625 shares of our restricted common stock are outstanding under our 2007 Employee, Director and Consultant Stock Plan, and 42 shares of common stock were reserved for future issuance under this plan.

On January 14, 2009, our Board of Directors approved and adopted an amendment to the 2007 Employee, Director and Consultant Stock Plan, which increased the number of shares of common stock that may be issued under the plan from 1,667 shares to 6,667 shares, and increased the maximum number of shares of common stock with respect to which stock rights may be granted to any participant in any fiscal year from 417 shares to 1,250 shares. All other terms of the plan remain in full force and effect.  Effective February 11, 2010, our Board of Directors approved and adopted the Second Amendment (the “Second Amendment”) to our 2007 Employee, Director and Consultant Stock Plan, as amended.  The Second Amendment was adopted in order to modify the number of shares of common stock issuable pursuant to the stock plan from 6,667 shares to 2,014 shares, after giving effect to those certain amendments to our Certificate of Incorporation authorizing an increase in the number of authorized shares of our common stock, par value $0.001 per share, from 250,000,000 shares to 3,500,000,000 shares, and effecting a reverse stock split at a ratio of one for 600 shares of common stock, and to modify the maximum number of shares with respect to which stock rights may be granted to any participant in any fiscal year under the stock plan from 1,250 shares to 500 shares, after giving effect to such charter amendments.  All other terms of the stock plan remain in full force and effect. The Board of Directors intends to submit the Second Amendment to our stockholders for approval.

On January 14, 2009, we granted Mr. Seremet an option to purchase 1,250 shares of our common stock at an exercise price of $180 per share, pursuant to our 2007 Employee, Director and Consultant Stock Plan, as amended.

On May 12, 2009, we entered into a letter agreement with each of Mark Seremet and David Rosenbaum, pursuant to which, in consideration for Messrs. Seremet and Rosenbaum entering into a Guaranty with Wells Fargo for the full and prompt payment and performance by the Company and its subsidiaries of the obligations in connection with a purchase order financing (the “Loan”) (see Note 18), we agreed to grant under our 2007 Employee, Director and Consultant Stock Plan, as amended to each of Messrs. Seremet and Rosenbaum, on such date that is the earlier of the conversion of at least 25% of all currently existing convertible debt of the Company into equity, or November 8, 2009 (the earlier of such date, the “Grant Date”), an option to purchase that number of shares of our common stock equal to 6% and 3% respectively, of the then issued and outstanding shares of common stock, based on a fully diluted current basis assuming those options and warrants that have an exercise price below $240 per share are exercised on that date but not counting the potential conversion to equity of any outstanding convertible notes that have not yet been converted and, inclusive of any options or other equity securities or securities convertible into equity securities of the Company that each may own on the Grant Date. The options shall be issued at an exercise price equal to the fair market value of ours common stock on the Grant Date and pursuant to our standard form of nonqualified stock option agreement; provided however that in the event the Guaranty has not been released by Wells Fargo as of the date of the termination of the option due to termination of service, the option termination date shall be extended until the earlier of the date of the release of the Guaranty or the expiration of the ten year term of the option. In addition any options owned by Messrs. Seremet and Rosenbaum as of the Grant Date with an exercise price that is higher than the exercise price of the new options shall be cancelled as of the Grant Date.  In connection with the financing consummated on November 20, 2009, Messrs. Seremet and Rosenbaum agreed to amend their respective Fee Letters, pursuant to which: in the case of Mr. Seremet, we will pay to Mr. Seremet a fee of $10,000 per month for so long as the Guaranty remains in full force and effect, but only until November 30, 2010; and, in the case of Mr. Rosenbaum, we will pay to Mr. Rosenbaum a fee of $7,000 per month for so long as the Guaranty remains in full force and effect, but only until November 30, 2010.  In addition, the amended Fee Letters provide that, in consideration of each of their continued personal guarantees, we will issue to each of Messrs. Seremet and Rosenbaum, an option to purchase shares of common stock or restricted shares of common stock, equal to approximately a 6.25% ownership interest on a fully diluted basis, respectively. On February 11, 2010, we issued options to purchase 337,636 shares of common stock to each of Mark Seremet and David Rosenbaum pursuant to the Fee Letters. The options have an exercise price of $1.50 per share and vest as follows: 72% vested immediately, 14% on May 12, 2010 and 14% vest on May 12, 2011.

On February 11, 2010, we issued an aggregate of  281,104 shares of restricted common stock and options to purchase 1,260,917 shares of common stock to various employees, directors and consultants, outside of our 2007 Employee, Director and Consultant Stock Plan, as set forth below.

We issued to Jay Wolf, our Executive Chairman of the Board of Directors and Secretary, 265,860 shares of restricted common stock in consideration for Mr. Wolf agreeing to serve as Chairman of the Board of Directors, and options to purchase 36,413 shares of common stock in consideration for his services as a director.  The options have an exercise price of $2.46 per share and vest as follows:  25% vested immediately, and 25% vest on each of the first, second and third anniversaries of the date of grant.

In consideration for agreeing to serve as Chief Operating Officer of Zoo Publishing, we also issued to Steve Buchanan options to purchase 175,996 shares of common stock.  The options have an exercise price of $2.46 per share and  25% vested on each of the first, second, third and fourth anniversaries of the date of grant.

Additionally, we issued to David Fremed, our Chief Financial Officer, options to purchase 60,688 shares of common stock in consideration for his services as Chief Financial Officer.  The options have an exercise price of $2.46 per share and vest as follows:  70% vest immediately, and 15% vest on each of the first and second anniversaries of the date of grant.

In consideration for their services as directors, we issued options to purchase 21,241 shares, 12,138 shares, 12,138 shares, 21,241 shares and 25,489 shares, respectively, to each of Drew Larner, David Smith, Moritz Seidel, John Bendheim and Barry Regenstein.  The options have an exercise price of $2.46 per share and vest as follows: 25% vested immediately, and 25% vest on each of the first, second and third anniversaries of the date of grant.  We issued 4,573 shares, 3,049 shares and 7,622 shares, respectively, of restricted common stock to each of  Drew Larner, John Bendheim and Barry Regenstein in consideration for each of them serving as a member of our compensation committee.

Additionally, we issued options to purchase an aggregate of 220,301 shares of common stock to various employees  in consideration for their services, at an exercise price of $2.46 per share and with the vesting schedule as set forth in each option holder’s respective option agreement.

As of March 31, 2010, there was approximately $527,000 of unrecognized compensation cost related to non-vested stock option awards, which is expected to be recognized over a remaining weighted-average vesting period of 1.5 - 4.0 years.

The intrinsic value of options outstanding at March 31, 2010 is $0.

In addition, there are various warrants outstanding that have been previously issued to acquire 22,509 shares of our common stock. Exercise of such options and warrants will result in further dilution. On August 31, 2009, Zoo Publishing entered into an Exclusive Distribution Agreement with Solutions 2 Go Inc., a Canadian corporation (“S2G Inc.”) and an Exclusive Distribution Agreement with Solutions 2 Go, LLC, a California limited liability company (“S2G LLC,” and together with S2G Inc., “S2G”), pursuant to which Zoo Publishing granted to S2G the exclusive rights to market, sell and distribute certain video games, related software and products, with respect to which Zoo Publishing owns rights, in the territories specified therein (collectively, the “Distribution Agreements”).  In connection with the Distribution Agreements, on August 31, 2009, we entered into an Advance Agreement (the “Advance Agreement”) with S2G, pursuant to which S2G made a payment to us in the amount of $1,999,999, in advance of S2G’s purchases of certain products pursuant to the Distribution Agreements.  In  consideration of S2G entering into the Advance Agreement, we agreed to issue to S2G Inc. a warrant to purchase shares of common stock representing 6% our modified fully-diluted shares, computed as if all outstanding convertible stock, warrants and stock options that are, directly or indirectly, convertible into common stock at a price of $450 or less, have been so converted), upon the occurrence of an “Anticipated Qualified Financing”, which means (i) the consummation of the sale of shares of common stock by the Company which results in aggregate gross proceeds to the Company of at least $4,000,000 and (ii) the conversion of the Company’s senior secured convertible notes, in the aggregate original principal amount of $11,150,000, into shares of common stock.  On August 31, 2009, we issued a warrant to purchase 12,777 shares of common stock, at an exercise price equal to $180 to S2G Inc.  The warrant has a term of five years. The warrant may be adjusted such that the number of shares of common stock represents 6% of our modified fully-diluted shares, computed as if all outstanding convertible stock, warrants and stock options that are, directly or indirectly, convertible into common stock at a price of $450 or less, have been so converted.    While the warrant is outstanding, but only until November 20, 2010, (i) if the Company issues any common stock purchase warrants at an exercise price of less than $180, then the exercise price of the warrant will be reduced to equal such lower exercise price and the number of shares which the warrant is exercisable for will be increased such that the aggregate purchase price payable thereunder shall remain the same, and (ii) if the Company issues any common stock or common stock equivalents at a price per share of common stock less than $120, then the exercise price of the warrant will be reduced to equal such lower per share price and the number of shares which the warrant is exercisable for will be increased such that the aggregate purchase price payable thereunder shall remain the same; provided that, such adjustments shall not be made in the case of certain exempt issuances by the Company, as provided in the warrant.

Each of the warrants issued to Focus Capital Partners, LLC and Socius Capital Group, LLC on November 20, 2009 and to Focus Capital Partners, LLC on December 16, 2009 have an exercise price equal to $0.01 per share, and a term of five years. The warrants contain certain customary limitations with respect to the amount of the warrants that can be exercised.  In the event of any subdivision, combination, consolidation, reclassification or other change of our common stock into a lesser number, a greater number or a different class of stock, the number of shares of common stock deliverable upon exercise of the warrants issued to Focus Capital Partners, LLC and Socius Capital Group, LLC, will be proportionately decreased or increased, as applicable, but the exercise price of such warrants will remain at $0.01 per share.

Registration Rights

On November 20, 2009, we entered into a Securities Purchase Agreement, with certain investors identified therein, pursuant to which we agreed to sell to such investors in a private offering an aggregate of up to 2,000,000 shares of our Series A Preferred Stock at a price per share equal to $2.50, for gross proceeds to us of up to $5,000,000 (the “November Financing”). On November 20, 2009, we sold 1,180,282 shares of Series A Preferred Stock for gross proceeds to the Company of $4,224,015. Each share of Series A Preferred Stock was automatically convertible into 1.67 shares of our common stock upon the effectiveness of the filing of an amendment to our Certificate of Incorporation authorizing a sufficient number of shares of common stock to permit the conversion of all of the Series A Preferred Stock. In connection with the Financing, we issued to each of Focus Capital Partners, LLC and Socius Capital Group, LLC, two of the lead investors in the financing (the “Lead Investors”), a warrant to purchase 275,884 shares and 572,990 shares of common ctock, respectively (the “Financing Warrants”). We also entered into a Registration Rights Agreement with the Lead Investors (the “Registration Rights Agreement”), pursuant to which we agreed to register the resale of the shares of common stock issuable upon conversion of the 290,676 shares of Series A Preferred Stock and exercise of the Financing Warrants that were issued to the Lead Investors (the “Registrable Securities”). Pursuant to the Registration Rights Agreement, we are filing a registration statement of which this Prospectus is a part. Subject to an amendment to the Registration Rights Agreement as described below, we are required to file such registration statement no later than December 5, 2009 (the “Filing Date”). We are obligated to use our best efforts to cause the registration statement to be declared effective under the Securities Act as soon as possible, but in any event within 60 days of the closing date of the Financing (“Closing Date”). We are required to use our best efforts to keep the registration statement effective under the Securities Act until the date when all Registrable Securities have been sold, or can be sold without restrictions pursuant to Rule 144 promulgated under the Securities Act. In the event that (a) the registration statement is not filed on or before the Filing Date, (b) the registration statement is not declared effective within 60 days of the Closing Date, (c) the registration statement is not declared effective within 90 days from the Closing Date (and in such case the penalty will increase to 2% for the following 30 days or until earlier declared effective), (d) the registration statement is not declared effective within 120 days from the Closing Date (and in such case the penalty will increase to 3% and will be and remain payable until the registration statement is declared effective), (e) we fail to file with the Commission a request for acceleration of a registration statement within five trading days of the date that we are notified that such registration statement will not be reviewed or will not be subject to further review by the Commission or (f) we do not respond to comments received from the Commission with respect to the registration statement as soon as practicable and, in any event, within seven business days of receipt of such comments (if such comments relate to accounting issues) and within five business days of receipt of such comments (if such comments relate to any other issue), then we are required to pay to each Lead Investor an amount in cash equal to 1% of the number of Registrable Securities held by such Lead Investor as of the date of such event, multiplied by the purchase price paid by such Investor for such Registrable Securities then held, on the date of such event and on every monthly anniversary of such event until it is cured. Notwithstanding the foregoing, penalties for any of the events under subsections (a) and (f) above, shall be half a percent, and all penalties shall not exceed 1.5% for each of the first two 30 day periods, 1% for the next 30 day period, or 3% for each of the next three 30 day periods. The Lead Investors agreed to extend the payment date of all penalties until the consummation of the Company’s underwritten public offering in consideration for an additional payment by the Company equal to 25% of the aggregate penalties owed under the Registration Rights Agreement. As of the date of this prospectus, the Company has paid $343,100 of accrued penalties. The registration rights set forth in the Registration Rights Agreement are also subject to customary cut-back provisions pursuant to Rule 415 of the Securities Act. As set forth below, the Registration Rights Agreement was subsequently amended on December 16, 2009.

On December 16, 2009, we entered into a new Securities Purchase Agreement, with certain investors identified therein, pursuant to which we agreed to sell to certain investors in a private offering the balance of the shares of Series A Preferred Stock that were not sold in the November Financing described above, at a price per share equal to $2.50 and on the same terms and conditions as the Series A Preferred Shares sold in the November Financing. On December 16, 2009, we sold 209,402 shares of Series A Preferred Stock for gross proceeds to the Company of $775,985. Each share of Series A Preferred Stock automatically converted into 1.67 shares of our common stock in March 2010, upon the effectiveness of the filing of an amendment to our Certificate of Incorporation authorizing a sufficient number of shares of common stock to permit the conversion of all of the Series A Preferred Stock. In connection with the December 16, 2009 financing, we issued to Focus Capital Partners, LLC, one of the lead investors, a warrant to purchase 168,320 shares of common stock. We also entered into an amendment to the Registration Rights Agreement (the “Amendment”), pursuant to which we agreed to register the resale of the 51,680 shares of common stock issuable upon conversion of the 31,008 shares of Series A Preferred Stock and the 168,320 shares of common stock issuable upon exercise of the warrant issued to Focus Capital Partners, LLC, pursuant to which we are filing a registration statement of which this Prospectus is a part. The Amendment also extended the date that we are required to file the registration statement to no later than December 24, 2009, and provided that we are obligated to use our best efforts to cause the registration statement to be declared effective under the Securities Act as soon as possible, but in any event prior to February 22, 2010. We anticipate that we will be required to pay penalties, as discussed above.

On June 18, 2009 (the “Settlement Effective Date”), the Company, Zoo Games and Zoo Publishing (collectively, the “Zoo Companies”) entered into a Mutual Settlement, Release and Waiver Agreement, as amended (the “Settlement Agreement”), with Susan J. Kain Jurgensen, Steven W. Newton, Mercy Gonzalez, Bruce C. Kain, Wesley M. Kain, Cristie E. Walsh and Raymond Pierce (collectively, the “Plaintiffs”). The Plaintiffs originally filed a complaint on February 19, 2009 alleging claims for breach of certain loan agreements and employment agreements, intentional interference and fraudulent transfer, and seeking compensatory damages, punitive damages and preliminary and permanent injunctive relief, among other remedies. Prior to the Settlement Effective Date, Plaintiffs collectively owned 12,365 shares of our common stock (the “Plaintiffs Shares”). In connection with that certain Agreement and Plan of Merger entered into by and among the Company, DFTW Merger Sub, Inc., Zoo Games and the stockholder representative, dated as of July 7, 2008, as amended, pursuant to which the Company acquired Zoo Games, 1,237 of Plaintiffs Shares were held in escrow until December 31, 2009 (the “Escrowed Shares”). Pursuant to the Settlement Agreement, among other things, each of the Plaintiffs agreed to assign, convey, transfer and surrender to the Company an aggregate of 9,274 shares of the Plaintiffs Shares (the “Surrendered Shares”), including all right, title and interest in and to the Escrowed Shares. We issued to the Plaintiffs new certificates representing an aggregate of the total remaining 3,091 shares of the Plaintiffs Shares (the “Retained Shares”). The Settlement Agreement also provided for “piggyback” registration rights with respect to the Retained Shares.

On August 31, 2009, we issued a warrant to purchase 12,777 shares of common stock, at an exercise price equal to $180 to S2G Inc.  The warrant may be adjusted such that the number of shares of common stock represents 6% of our modified fully-diluted shares, computed as if all outstanding convertible stock, warrants and stock options that are, directly or indirectly, convertible into common stock at a price of $450 or less, have been so converted. While the warrant is outstanding, but only for a period ending on November 20, 2010, (i) if we issue any common stock purchase warrants at an exercise price of less than $180, then the exercise price of the warrant will be reduced to equal such lower exercise price and the number of shares which the warrant is exercisable for will be increased such that the aggregate purchase price payable thereunder shall remain the same, and (ii) if we issue any common stock or common stock equivalents at a price per share of common stock less than $120, then the exercise price of the warrant will be reduced to equal such lower per share price and the number of shares which the warrant is exercisable for will be increased such that the aggregate purchase price payable thereunder shall remain the same; provided that, such adjustments shall not be made in the case of certain exempt issuances by the Company, as provided in the warrant.  The warrant provides for “piggyback” registration rights with respect to the shares underlying the warrant.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the Company or any of our subsidiaries. Nor was any such person connected with the Company or any of our subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

The consolidated financial statements of the Company as of December 31, 2009 and 2008 and for the years then ended, incorporated in this prospectus by reference from our Registration Statement on Form S-1/A (Registration No. 333-163937), as filed on June 25, 2010 have been audited by Amper, Politziner & Mattia, LLP, independent registered public accountants, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

LEGAL MATTERS

The legality of the shares of common stock offered hereby will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C., Chrysler Center, 666 Third Avenue, New York, New York 10017.

No person is authorized to give any information or to make any representations with respect to shares not contained in this Prospectus in connection with the offer contained herein, and, if given or made, such information or representation must not be relied upon as having been authorized by us. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than the shares of common stock offered by the Prospectus, nor does it constitute an offer to sell or the solicitation of an offer to buy shares of common stock in any jurisdiction where such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and special reports, and other information with the SEC. These reports and other information can be read and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an internet website at http://www.sec.gov that contains reports, information statements and other information regarding companies that file electronically with the SEC, including us.

This Prospectus is part of a registration statement filed by us with the SEC. The full registration statement can be obtained from the SEC as indicated above or from us.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus, and any information filed with the SEC subsequent to this Prospectus and prior to the termination of the particular offering referred to in such prospectus supplement will automatically be deemed to update and supersede this information. We incorporate by reference the following documents which have been filed with the SEC:

•	The Report of Independent Registered Public Accounting Firm and consolidated financial statements contained in the Registration Statement on Form S-1/A (Registration No. 333-163937), as filed on June 25, 2010;
•
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (filed on March 31, 2010) and the amendment to our Annual Report on Form 10-K/A for the year ended December 31, 2009 (filed on May 20, 2010);

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010 (filed on May 10, 2010);
•	Our Current Report on Form 8-K filed on July 7, 2010;
•	Our Current Report on Form 8-K filed on June 14, 2010;
•	Our Current Report on Form 8-K filed on June 4, 2010;
•	Our Current Report on Form 8-K filed on May 11, 2010;
•	Our Current Report on Form 8-K filed on May 5, 2010;
•	Our Current Report on Form 8-K filed on April 7, 2010; and
•	The description of our common stock contained in our Registration Statement on Form 8-A filed on June 25, 2010.

We incorporate by reference the documents listed above and any future filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, with the exception of any documents or portions of documents deemed not to be filed under the Securities Act.

We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the documents which are incorporated by reference to this prospectus (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). Requests may be made by writing us at Zoo Entertainment, Inc., 3805 Edwards Road, Suite 400 Cincinnati, OH 45209, Attention: President, or by calling us at (513) 824-8297.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Our By-laws provide for the elimination of the personal liability of our officers, directors, corporate employees and agents to the fullest extent permitted by the provisions of Delaware law. Under such provisions, the director, officer, corporate employee or agent who in her capacity as such is made or threatened to be made, party to any suit or proceeding, shall be indemnified if it is determined that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of our Company. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and persons controlling our Company pursuant to the  foregoing provision, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

We estimate that expenses in connection with the distribution described in this prospectus (other than brokerage commissions, discounts or other expenses relating to the sale of the shares by the selling stockholders) will be as set forth below. We will pay all such expenses with respect to the distribution, and such amounts, with the exception of the Securities and Exchange Commission registration fee, are estimates.

SEC registration fee (previously paid)	$50,348
Accounting fees and expenses	92,000
Legal fees and expenses	175,000
Printing and related expenses	10,000
Transfer agent fees and expenses	0
Miscellaneous	325,000
Total	652,348

Item 14. Indemnification of Directors and Officers

Our Certificate of Incorporation includes provisions eliminating the personal liability of a director to the company and its stockholders for certain breaches of his or her fiduciary duty of care as a director. This provision does not, however, eliminate or limit the personal liability of a director (i) for any breach of such director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Delaware statutory provisions making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.  As a result of this provision, the ability of the Company or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care has been limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director’s breach of his duty of care. The Securities and Exchange Commission has taken the position that the provision will have no effect on claims arising under the federal securities laws.

In addition, our Certificate of Incorporation provides mandatory indemnification rights, subject to limited exceptions, to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. Such indemnification rights include reimbursement for expenses incurred by such person in advance of the final disposition of such proceeding in accordance with the applicable provisions of the Delaware General Corporation Law.

Item 15. Recent Sales of Unregistered Securities

On June 23, 2008, pursuant to our 2007 Plan, we issued an aggregate of 1,500 restricted shares of our common stock, at a purchase price of $0.60 per share to certain employees, directors and consultants. On June 27, 2008, pursuant to the 2007 Plan, we issued an aggregate of 125 restricted shares of our common stock. The restricted shares are subject to a right of forfeiture back to us in the event that the holder terminates his or her position with us before June 23, 2011 with respect to the restricted shares granted on June 23, 2008, and June 27, 2011 with respect to the restricted shares granted on June 27, 2008. In addition, the right of forfeiture will lapse in its entirety upon a change of control of the Company. The Restricted Shares were issued pursuant to the exemptions from registration afforded by Section 4(2) of the Securities Act.

Pursuant to a Note Purchase Agreement, dated as of July 7, 2008, as amended on July 15, 2008, July 31, 2008 and August 12, 2008 (the “ First Financing Note Purchase Agreement”), we consummated a financing to raise $9,000,000 through the sale of senior secured convertible promissory notes, bearing interest at a rate of 5% per annum.  As partial inducement to purchase the notes, we issued to the purchasers warrants to purchase shares of our common stock at an exercise price of $6.00 per share for a five year term.  The First Financing Note Purchase Agreement provided for subsequent closings whereby we could issue additional notes and warrants to one or more additional purchasers at any time and from time to time on or before August 15, 2008, subject to extension.  Pursuant to the First Financing Note Purchase Agreement, on July 7, 2008 we issued to each of TCMF and Back Bay LLC notes in the aggregate principal amount of $2,500,000 and $2,000,000 respectively, and warrants to purchase 3,788 shares and 3,031 shares of our common stock, respectively.  On July 10, 2008, we issued to Cipher 06 LLC a note in the principal amount of $150,000 and a warrant to purchase 228 pursuant to the First Financing Note Purchase Agreement. On July 24, 2008, we issued to each of Soundpost Capital, LP and Soundpost Capital Offshore Ltd. a note in the principal amount of $500,000 and a warrant to purchase 758 shares of common stock, pursuant to the First Financing Note Purchase Agreement. On July 31, 2008, we issued to Trinad a note in the principal amount of $1,500,000 and a warrant to purchase 2,273 shares of common stock, pursuant to the First Financing Note Purchase Agreement. On August 13, 2008, we issued to S.A.C. Venture Investments, LLC a note in the principal amount of $1,850,000 and a warrant to purchase 2,804 shares of common stock.  Such securities were issued pursuant to Rule 506 of Regulation D promulgated under the Securities Act.

In addition, in connection with an amendment to that certain Management Agreement with Trinad we issued a note in the principal amount of $750,000 and 1,137 warrants to Trinad, on the same terms and conditions as the notes and warrants that were issued under the First Financing Note Purchase Agreement. Such securities were issued pursuant to Rule 506 of Regulation D promulgated under the Securities Act. As set forth below, on November 20, 2009, the notes issued to Trinad converted into shares of Series B Convertible Preferred Stock.

Pursuant to a Note Purchase Agreement, dated as of September 26, 2008 (the “ Second Financing Note Purchase Agreement”), we consummated a financing to raise $1,400,000 through the sale of senior secured convertible promissory notes, bearing interest at a rate of 5% per annum.  As partial inducement to purchase the notes, we issued to the purchasers warrants to purchase shares of our common stock at an exercise price of $6.00 per share for a five year term.  The Second Financing Note Purchase Agreement provides for subsequent closings whereby we may issue additional notes and warrants to one or more additional purchasers at any time and from time to time on or before October 15, 2008.  Pursuant to the Second Financing Note Purchase Agreement, on September 26, 2008 we issued to each of TCMF, Back Bay, Sandor Capital Master Fund, LP and John S. Lemak, notes in the aggregate principal amount of $500,000, $500,000, $300,000 and $100,000, respectively, and warrants to purchase 758 shares, 758 shares, 455 shares and 152 shares, respectively, of common stock. Such securities were issued pursuant to Rule 506 of Regulation D promulgated under the Securities Act .  As set forth below, in connection with the November Financing, the notes issued converted into shares of Series B Convertible Preferred Stock on November 20, 2009.

On July 7, 2008, we entered into an Agreement and Plan of Merger, as subsequently amended on September 12, 2008 (the “Merger Agreement”) with DFTW Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), Zoo Games and a stockholder representative, pursuant to which Merger Sub would merge with and into Zoo Games, with Zoo Games as the surviving corporation through an exchange of common stock of Zoo Games for common stock of the Company (the “Merger”).  On September 12, 2008, the Company, Merger Sub, Zoo Games and the stockholder representative completed the Merger and each outstanding share of Zoo Games common stock, $0.001 par value per share (the “Zoo Games common stock”), on a fully-converted basis, converted automatically into and became exchangeable for shares of the Company’s common stock, $0.001 par value per share, based on an exchange ratio equal to 7.023274. In addition, each of the 559 options to purchase shares of Zoo Games common stock (the “Zoo Games Options”) outstanding under Zoo Games’ 2008 Long-Term Incentive Plan were assumed by the Company, subject to the same terms and conditions as were applicable under such plan immediately prior to the Merger, and converted into 405 options to purchase shares of the Company’s common stock at an exercise price of $1,548 per share, 703 options to purchase shares of the Company’s common stock at an exercise price of $1,350 per share and 2,814 options to purchase shares of the Company’s common stock at an exercise price of $912 per share. The 411 warrants to purchase shares of Zoo Games common stock outstanding at the time of the Merger (the “Zoo Games Warrants”) were assumed by the Company and converted into 2,383 warrants to acquire shares of the Company’s common stock at an exercise price of $1,704 and 531 warrants to acquire shares of the Company’s common stock at an exercise price of $1,278 per share. The merger consideration consisted of (i) 43,498 shares of the Company’s common stock, (ii) the reservation of 3,922 shares of the Company’s common stock that are required for the assumption of the Zoo Games Options and (iii) the reservation of 2,914 shares of the Company’s common stock that are required for the assumption of the Zoo Games Warrants.  Such issuance was made pursuant to the exemption from registration permitted under Section 4(2) of the Securities Act.

On January 14, 2009, the Company granted to Mark Seremet, a director, President and Chief Executive Officer of the Company, an option to purchase 1,250 shares of the Company’s common stock at an exercise price of $180 per share (the “Options”), pursuant to the Company’s 2007 Plan.  The Options were granted in connection with Mr. Seremet entering into an employment agreement with Zoo Games, pursuant to which Mr. Seremet became Chief Executive Officer of Zoo Games.  The Options have a ten-year term and vest as follows: Options to purchase 417 shares will vest on January 14, 2010, Options to purchase 417 shares will vest on January 14, 2011 and Options to purchase the remaining 417 shares will vest on January 14, 2012. The Options were granted pursuant to the exemption from registration permitted under Rule 506 of Regulation D of the Securities Act.

On August 31, 2009, in consideration for an employee entering into a guaranty with S2G Inc. and S2G LLC for the full and prompt payment and performance by the Company and its subsidiaries of the obligations in connection with an advance agreement, the Company entered into a letter agreement with the employee, pursuant to which, among other things, the Company agreed to deliver to the employee 834 shares of common stock. Such securities were issued pursuant to Section 4(2) promulgated under the Securities Act.

On August 31, 2009, Zoo Publishing entered into an Exclusive Distribution Agreement with S2G Inc. and an Exclusive Distribution Agreement with S2G LLC, pursuant to which Zoo Publishing granted to S2G the exclusive rights to market, sell and distribute certain video games, related software and products, with respect to which Zoo Publishing owns rights, in the territories specified therein.  In connection with the Distribution Agreements, on August 31, 2009, we entered into an Advance Agreement with S2G, pursuant to which S2G made a payment to us in the amount of $1,999,999, in advance of S2G’s purchases of certain products pursuant to the Distribution Agreements.  In  consideration of S2G entering into the Advance Agreement, we agreed to issue to S2G Inc. a warrant to purchase shares of common stock representing 6% of the Company’s modified fully-diluted shares, computed as if all outstanding convertible stock, warrants and stock options that are, directly or indirectly, convertible into common stock at a price of $450 or less, have been so converted), upon the occurrence of an “Anticipated Qualified Financing”.  On August 31, 2009, we issued a warrant to purchase 12,777 shares of common stock, at an exercise price equal to $180  to S2G Inc.  The warrant has a term of five years, and may be adjusted such that the number of shares of common stock represents 6% of the Company’s modified fully-diluted shares, computed as if all outstanding convertible stock, warrants and stock options that are, directly or indirectly, convertible into common stock at a price of $450 or less, have been so converted.  While the warrant is outstanding, but only for a period ending on November 30, 2010, (i) if the Company issues any common stock purchase warrants at an exercise price of less than $180, then the exercise price of the warrant will be reduced to equal such lower exercise price and the number of shares which the warrant is exercisable for will be increased such that the aggregate purchase price payable thereunder shall remain the same, and (ii) if the Company issues any common stock or common stock equivalents at a price per share of common stock less than $120, then the exercise price of the warrant will be reduced to equal such lower per share price and the number of shares which the warrant is exercisable for will be increased such that the aggregate purchase price payable thereunder shall remain the same; provided that, such adjustments shall not be made in the case of certain exempt issuances by the Company, as provided in the warrant. Such securities were issued pursuant to Regulation S promulgated under the Securities Act.

On November 20, 2009, we entered into a Securities Purchase Agreement with certain investors identified therein, pursuant to which we agreed to sell to the investors in a private offering an aggregate of up to 2,000,000 shares of our Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Shares”), at a price per share equal to $2.50, for gross proceeds of up to $5,000,000 (the “November Financing”).  On November 20, 2009,we sold Series A Preferred Shares and Warrants (as defined below), that when converted and exercised, will equal 2,816,010 shares of common stock, for gross proceeds of $4,224,015. Such amount includes an aggregate $450,000 investment made by certain of our officers and directors, which investment of at least $300,000 was a condition to the closing of the November Financing.  Each Series A Preferred Share automatically converted into 1.67 shares of common stock in March 2010 upon the effectiveness of the filing of an amendment to our Certificate of Incorporation authorizing a sufficient number of shares of common stock to permit the conversion of the Series A Preferred Shares. The Series A Preferred Shares were issued pursuant to Rule 506 of Regulation D promulgated under the Securities Act.

In connection with the November Financing, we also issued to each of Focus Capital Partners, LLC and Socius Capital Group, LLC, two of the lead Investors in the November Financing, a warrant to purchase a certain number of shares of common stock included as part of the 2,816,010 shares described above.   The warrants have a five year term and an exercise price of $0.01 per share.  The warrants contain customary limitations on the amount of the warrants that can be exercised.  Additionally, the warrants provide that they cannot be exercised until the effectiveness of the filing of an amendment to our Certificate of Incorporation authorizing a sufficient number of shares of common stock to permit the exercise of the warrants.  The warrants were issued pursuant to Rule 506 of Regulation D promulgated under the Securities Act.

As a condition to the closing of the November Financing, on November 20, 2009, we entered into Amendment No. 6 to Senior Secured Convertible Note (“Amendment No. 6”), with the requisite number of holders (the “Holders”) of our senior secured convertible notes issued in the aggregate principal amount of $11,150,000 (the “Notes”).  Amendment No. 6 provides that the principal balance and all accrued and unpaid interest underlying all of the Notes shall automatically convert into shares of our Series B Convertible Preferred Stock, par value $0.001 per share (“Series B Preferred Shares”), at a rate of one Series B Preferred Share for every $10.00 of principal plus accrued and unpaid interest underlying the Notes, following the consummation of a sale of Series A Preferred Shares, provided that such sale results in aggregate gross cash proceeds of at least $4,000,000, and each Series A Preferred Share is initially convertible into 1,000 shares of common stock.  Additionally, pursuant to Amendment No. 6, the Company and the Holders terminated that certain letter agreement, dated as of June 26, 2009, which provided for certain registration rights with respect to the shares of common stock issuable upon conversion of the Notes.  On November 20, 2009, upon consummation of the November Financing, $11,884,390 of principal plus accrued and unpaid interest underlying the Notes converted into an aggregate of 1,188,439 Series B Preferred Shares, which, when converted, will represent 1,980,739 shares of common stock.  All outstanding rights with respect to the Notes were terminated and all obligations of the Company under the Notes were discharged in full.  Each Series B Preferred Share automatically converted into 1.67 shares of common stock upon the effectiveness of the filing of an amendment to our Certificate of Incorporation in March 2010 authorizing a sufficient number of shares of common stock to permit the conversion of the Series B Preferred Shares. The Series B Preferred Shares were issued pursuant to Rule 506 of Regulation D promulgated under the Securities Act.

On December 16, 2009, we entered into a new Securities Purchase Agreement (the “Second Purchase Agreement”), with certain investors identified therein, pursuant to which we agreed to sell to certain investors in a private offering the balance of the Series A Preferred Shares that were not sold in the November Financing described above, at a price per share equal to $2.50 and on the same terms and conditions as the Series A Preferred Shares sold in the November Financing.  On December 16, 2009, we sold 209,402 Series A Preferred Shares for gross proceeds to the Company of $775,985. Each Series A Preferred Share was automatically convertible into 1.67 shares of our common stock upon the effectiveness of the filing of an amendment to our Certificate of Incorporation authorizing a sufficient number of shares of common stock to permit the conversion of the Series A Preferred Shares.  In connection with the December 16, 2009 financing, we issued to Focus Capital Partners, LLC, one of the lead investors, a warrant to purchase 168,320 shares of common stock.   The Series A Preferred Shares and the warrant were issued pursuant to Rule 506 of Regulation D promulgated under the Securities Act.

Subject to the effectiveness of an amendment to our Certificate of Incorporation effectuating the Reverse Stock Split, on February 11, 2010, we issued an aggregate of  281,104 shares of restricted common stock and options to purchase 1,260,917 shares of common stock to various employees, directors and consultants, outside of our 2007 Employee, Director and Consultant Stock Plan, as set forth below.  On January 13, 2010, our Board of Directors and stockholders holding approximately 66.7% of our outstanding voting capital stock approved an amendment to our Certificate of Incorporation to authorize the reverse stock split, and our Board of Directors authorized the implementation of the reverse stock split on April 23, 2010.   Effective on May 10, 2010, the Company filed with the Secretary of State of the State of Delaware a Certificate of Amendment to its Certificate of Incorporation (the “Certificate of Amendment”), effecting a reverse stock split of the Company’s common stock, par value $0.001 per share, at a ratio of one-for-600.    As a result of the reverse stock split, every 600 shares of the Company’s issued and outstanding common stock were combined into one share of common stock.

We issued options to purchase 337,636 shares of common stock to each of Mark Seremet, a director, Chief Executive Officer and President of the Company, and David Rosenbaum, President of Zoo Publishing, Inc., in consideration for their continued personal guarantees of the payment and performance by the Company of certain obligations in connection with a previously entered into purchase order financing, pursuant to Fee Letters entered into between the Company and each of Messrs. Seremet and Rosenbaum, dated as of May 12, 2009, as amended on August 31, 2009 and November 20, 2009.  The options have an exercise price of $1.50 per share and vest as follows: 72% vested immediately, 14% vest on May 12, 2010 and 14% vest on May 12, 2011.

We issued to Jay Wolf, our Executive Chairman of the Board of Directors and Secretary, in consideration for Mr. Wolf agreeing to serve as Executive Chairman of the Board of Directors, 265,860 shares of restricted common stock, and in consideration for his services as a director, options to purchase 36,413 shares of common stock.  The options have an exercise price of $2.46 per share and vest as follows: 25% vested immediately, and 25% vest on each of the first, second and third anniversaries of the date of grant.

In consideration for agreeing to serve as Chief Operating Officer of Zoo Publishing, we also issued to Steve Buchanan options to purchase 175,996 shares of common stock.  The options have an exercise price of $2.46 per share and 25% vest on each of the first, second, third and fourth anniversaries of the date of grant.

Additionally, we issued to David Fremed, our Chief Financial Officer, options to purchase 60,688 shares of common stock in consideration for his services as Chief Financial Officer.  The options have an exercise price of $2.46 per share and vest as follows: 70% vested immediately, and 15% vest on each of the first and second anniversaries of the date of grant.

In consideration for their services as directors, we issued options to purchase 21,241 shares, 12,138 shares, 12,138 shares, 21,241 shares and 25,489 shares, respectively, to each of Drew Larner, David Smith, Moritz Seidel, John Bendheim and Barry Regenstein.  The options have an exercise price of $2.46 per share and vest as follows: 25% vested immediately, and 25% vest on each of the first, second and third anniversaries of the date of grant.  We issued 4,573 shares, 3,049 shares and 7,622 shares, respectively, of restricted common stock to each of  Drew Larner, John Bendheim and Barry Regenstein in consideration for each of them serving as a member of the Company’s compensation committee.

Additionally, we issued options to purchase an aggregate of 220,301 shares of common stock to various employees  in consideration for their services, at an exercise price of $2.46 per share and with the vesting schedule as set forth in each option holder’s respective option agreement.

The securities issued on February 11, 2010 were issued pursuant to Rule 506 of Regulation D promulgated under the Securities Act~~.~~

Item 16. Exhibits and Financial Statements Schedules

(a) Exhibits

See the Exhibit Index on the page immediately following the signature page for a list of exhibits filed as part of this registration statement, which Exhibit Index is incorporated herein by reference.

(b)  Financial Statement Schedules.

The financial statement schedules required by Item 16 have been omitted because of the absence of conditions under which they are required or because the required information is included in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

(a)          The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any Prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)          That, for the purpose of determining liability under the Securities Act to any purchaser: Each Prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than Prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or Prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or Prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or Prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 1 to Form S-1 on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on this 28th day of July, 2010.

ZOO ENTERTAINMENT, INC.

By	/s/ Mark Seremet
Mark Seremet
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Form S-1 on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signatures		Title	Date

By:	/s/ Mark Seremet	Chief Executive Officer	July 28, 2009
	Mark Seremet	(principal executive officer) and Director

By:	*	Chief Financial Officer	July 28, 2009
	David Fremed	(principal financial officer, principal accounting officer)

By:	*	Secretary, Director and Executive Chairman	July 28, 2009
Jay A. Wolf

By:	*	Director	July 28, 2009
Barry Regenstein

By:	*	Director	July 28, 2009
John Bendheim

By:	*	Director	July 28, 2009
Drew Larner

By:	*	Director	July 28, 2009
Moritz Seidel

By:	*	Director	July 28, 2009
David Smith

/s/ Mark Seremet
Mark Seremet
Attorney-in-fact

INDEX OF EXHIBITS

Exhibit
No.	Description

3.1	Certificate of Incorporation (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on December 21, 2007).

3.2
Certificate of Ownership and Merger, filed with the Secretary of State of the State of Delaware on December 3, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on December 8, 2008).

3.3
Certificate of Amendment to Certificate of Incorporation, filed on August 26, 2009 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on August 31, 2009).

3.4
Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on November 27, 2009).

3.5
Certificate of Designation, Preferences and Rights of Series B Convertible Preferred Stock (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on November 27, 2009).

3.6	Bylaws (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on December 21, 2007).

3.7
Certificate of Amendment to Certificate of Incorporation, filed on March 10, 2010 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on March 16, 2010).

3.8
Certificate of Amendment to Certificate of Incorporation, filed on May 6, 2010 (incorporated by reference to that Current Report on Form 8-K filed the Securities and Exchange Commission on May 10, 2010).

4.1
Form of Warrant issued to Focus Capital Partners, LLC and Socius Capital Group, LLC (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on December 21, 2009).

4.2	Warrant issued to Solutions 2 Go, Inc. (incorporated by reference to that Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 23, 2009).

5.1	Opinion of counsel as to legality of securities being registered (incorporated by reference to the Registration Statement on Form S-1/A, File No. 333-163937, filed on June 25, 2010).

10.1
Securities Purchase Agreement, by and among Zoo Entertainment, Inc. and the investors set forth therein, dated as of November 20, 2009 (incorporated by reference to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on December 22, 2009).

10.2
Registration Rights Agreement, by and among Zoo Entertainment, Inc., Focus Capital Partners, LLC and Socius Capital Group, LLC, dated as of November 20, 2009 (incorporated by reference to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on December 22, 2009).

10.3
Securities Purchase Agreement, by and among Zoo Entertainment, Inc. and the investors set forth therein, dated as of December 16, 2009 (incorporated by reference to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on December 22, 2009).

10.4
Amendment No. 1 to Registration Rights Agreement, by and among Zoo Entertainment, Inc., Focus Capital Partners, LLC and Socius Capital Group, LLC, dated as of December 16, 2009 (incorporated by reference to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on December 22, 2009).

23.1	Consent of Independent Registered Public Accounting Firm.†

24.1	Power of Attorney (incorporated by reference to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on December 22, 2009).

† Filed herewith